Exhibit 99.3

Item 8. Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Rockwood Holdings, Inc.

Princeton, New Jersey

We have audited the accompanying consolidated balance sheets of Rockwood Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008.  Our audits also included the financial statement schedule listed in the Index at Item 15.  These financial statements and financial statement schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Rockwood Holdings, Inc. and subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standard No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51, on January 1, 2009, Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans  as of December 31, 2006, Financial Accounting Standards Board Interpretation No. 48,  Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109  on January 1, 2007, and Statement of Financial Accounting Standard No. 157, Fair Value Measurements on January 1, 2008.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 2, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
March 2, 2009

(August 24, 2009 as to the effects of the retrospective adoption of Statement of Financial Accounting Standard No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51, as disclosed in Notes 1, 2, 14 and financial statement schedule listed in the Index at Item 15)

ROCKWOOD HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share amounts; shares in thousands)

	Year ended December 31,
	2008	2007	2006
Net sales	$3,380.1	$3,065.2	$2,714.7
Cost of products sold	2,365.8	2,089.1	1,859.0
Gross profit	1,014.3	976.1	855.7
Selling, general and administrative expenses	661.3	597.6	540.4
Impairment charges	809.5	—	2.2
Restructuring and other severance costs	35.3	12.0	4.9
Gain on sale of assets and other	(2.4)	(4.7)	(0.3)
Operating (loss) income	(489.4)	371.2	308.5
Other expenses, net:
Interest expense (a)	(231.1)	(219.3)	(199.9)
Interest income	6.0	11.5	2.4
Gain (loss) on early extinguishment of debt	4.0	(18.6)	—
Refinancing expenses	—	(0.9)	—
Foreign exchange (loss) gain, net	(32.3)	7.8	8.6
Other, net	0.7	—	1.8
Other expenses, net	(252.7)	(219.5)	(187.1)
(Loss) income from continuing operations before taxes	(742.1)	151.7	121.4
Income tax (benefit) provision	(23.9)	62.3	61.3
(Loss) income from continuing operations	(718.2)	89.4	60.1
Income from discontinued operations, net of tax	3.3	25.3	48.1
Gain on sale of discontinued operations, net of tax	42.9	210.4	—
Net (loss) income	(672.0)	325.1	108.2
Net loss (income) attributable to noncontrolling interest	83.6	(8.0)	(5.2)
Net (loss) income attributable to Rockwood Holdings, Inc.	$(588.4)	$317.1	$103.0

Amounts attributable to Rockwood Holdings, Inc.:
(Loss) income from continuing operations	$(634.6)	$81.5	$60.1
Income from discontinued operations	46.2	235.6	42.9
Net (loss) income	$(588.4)	$317.1	$103.0

Basic (loss) earnings per share attributable to Rockwood Holdings, Inc.:
(Loss) earnings from continuing operations	$(8.58)	$1.10	$0.81
Earnings from discontinued operations	0.63	3.20	0.59
Basic (loss) earnings per share	$(7.95)	$4.30	$1.40

Diluted earnings (loss) per share attributable to Rockwood Holdings, Inc.:
(Loss) earnings from continuing operations	$(8.58)	$1.07	$0.80
Earnings from discontinued operations	0.63	3.09	0.57
Diluted (loss) earnings per share	$(7.95)	$4.16	$1.37

Weighted average number of basic shares outstanding	73,983	73,817	73,782
Weighted average number of diluted shares outstanding	73,983	76,279	75,044

(a) Interest expense includes:
Interest expense on debt	$(170.0)	$(177.9)	$(197.6)
Mark-to-market (losses) gains on interest rate swaps	(51.5)	(32.2)	7.2
Deferred financing costs	(9.6)	(9.2)	(9.5)
Total	$(231.1)	$(219.3)	$(199.9)

See accompanying notes to consolidated financial statements.

ROCKWOOD HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in millions, except per share amounts; shares in thousands)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$468.7	$350.1
Accounts receivable, net	464.6	460.3
Inventories	641.0	526.9
Deferred income taxes	22.1	22.6
Prepaid expenses and other current assets	65.9	69.7
Assets of discontinued operations	—	75.1
Total current assets	1,662.3	1,504.7
Property, plant and equipment, net	1,752.2	1,508.5
Goodwill	917.8	1,730.0
Other intangible assets, net	754.8	675.9
Deferred debt issuance costs, net of accumulated amortization of $39.2 and $31.2, respectively	39.1	41.1
Deferred income taxes	11.6	15.5
Other assets	39.5	39.2
Total assets	$5,177.3	$5,514.9
LIABILITIES
Current liabilities:
Accounts payable	$260.8	$285.5
Income taxes payable	4.1	9.5
Accrued compensation	92.6	81.5
Restructuring liability	18.9	14.0
Accrued expenses and other current liabilities	198.5	164.3
Deferred income taxes	9.0	7.2
Long-term debt, current portion	90.9	107.4
Liabilities of discontinued operations	—	17.0
Total current liabilities	674.8	686.4
Long-term debt	2,720.3	2,474.0
Pension and related liabilities	352.0	327.5
Deferred income taxes	97.6	112.6
Other liabilities	191.6	165.7
Total liabilities	4,036.3	3,766.2
Restricted stock units	2.1	1.8
EQUITY
Rockwood Holdings, Inc. stockholders’ equity:
Common stock ($0.01 par value, 400,000 shares authorized, 74,155 shares issued and 74,061 shares outstanding at December 31, 2008; 400,000 shares authorized, 73,989 shares issued and 73,895 shares outstanding at December 31, 2007)	0.7	0.7
Paid-in capital	1,163.5	1,156.2
Accumulated other comprehensive income	204.0	371.0
Retained (deficit) earnings	(543.3)	45.1
Treasury stock, at cost	(1.4)	(1.4)
Total Rockwood Holdings, Inc. stockholders’ equity	823.5	1,571.6
Noncontrolling interest	315.4	175.3
Total equity	1,138.9	1,746.9
Total liabilities and equity	$5,177.3	$5,514.9

See accompanying notes to consolidated financial statements.

ROCKWOOD HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Year ended December 31,
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(672.0)	$325.1	$108.2
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Income from discontinued operations, net of tax	(3.3)	(25.3)	(48.1)
Gain on sale of discontinued operations, net of tax	(42.9)	(210.4)	—
Depreciation and amortization	258.9	211.7	174.4
Deferred financing costs amortization	9.6	9.2	9.5
(Gain) loss on early extinguishment of debt (including $4.1 of noncash write-offs on deferred financing costs for the year ended December 31, 2007)	(4.0)	18.6	—
Foreign exchange loss (gain)	32.3	(7.8)	(8.6)
Fair value adjustment of derivatives	51.5	32.2	(7.2)
Bad debt provision	3.4	(1.3)	(0.1)
Acquired in-process research and development	2.9	—	—
Stock-based compensation	4.1	3.9	—
Deferred income taxes	(64.5)	29.0	36.4
Impairment charges	809.5	—	2.2
Loss (gain) on sale of assets and other	0.7	(4.7)	(0.2)
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions:
Accounts receivable	36.8	7.1	(22.1)
Inventories	(66.8)	(34.5)	(26.3)
Prepaid expenses and other assets	10.5	(18.5)	20.7
Accounts payable	(52.1)	1.6	10.1
Income taxes payable	(1.4)	(6.4)	(4.8)
Accrued expenses and other liabilities	(28.6)	0.7	2.1
Net cash provided by operating activities of continuing operations	284.6	330.2	246.2
Net cash provided by operating activities of discontinued operations	12.0	38.3	56.4
Net cash provided by operating activities	296.6	368.5	302.6
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, including transaction fees paid, net of cash acquired	(226.7)	(240.1)	(45.7)
Post closing purchase price consideration	29.8	—	—
Capital expenditures, excluding capital leases	(224.0)	(193.2)	(165.1)
Proceeds from formation of Viance joint venture, net	—	73.0	—
Proceeds on sale of assets	9.1	14.2	4.3
Net cash used in investing activities of continuing operations	(411.8)	(346.1)	(206.5)
Net cash provided by (used in) investing activities of discontinued operations, including net sale proceeds of $122.0 and $731.7 in 2008 and 2007, respectively	116.3	723.7	(42.3)
Net cash (used in) provided by investing activities	(295.5)	377.6	(248.8)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock, net of fees	2.3	1.5	0.1
Titanium Dioxide Pigments venture financing	362.5	—	—
Payment of assumed debt to Titanium Dioxide Pigments venture noncontrolling shareholder	(141.4)	—	—
Proceeds from senior secured credit facilities	—	—	239.1
Repayment of 2011 Notes	—	(273.4)	—
Repayment of 2014 Notes	(10.2)	—	—
Repayment of senior secured credit facilities	(68.7)	(57.1)	(275.6)
Repayment of senior secured credit facilities revolver	—	(37.0)	—
Payments on other long-term debt	(30.9)	(24.1)	(20.1)
Deferred financing costs	(5.0)	—	—
Payments related to early extinguishment of debt	—	(14.5)	—
Distribution to noncontrolling shareholder	(3.9)	(7.2)	—
Net cash provided by (used in) financing activities of continuing operations	104.7	(411.8)	(56.5)
Net cash used in financing activities of discontinued operations	—	—	(46.2)
Net cash provided by (used in) financing activities	104.7	(411.8)	(102.7)
Effect of exchange rate changes on cash and cash equivalents	12.8	(10.3)	(13.8)
Net increase (decrease) in cash and cash equivalents	118.6	324.0	(62.7)
Less increase in cash and cash equivalents from discontinued operations, net (a)	—	(1.6)	(10.1)
Increase (decrease) in cash and cash equivalents from continuing operations	118.6	322.4	(72.8)
Cash and cash equivalents of continuing operations, beginning of period	350.1	27.7	100.5
Cash and cash equivalents of continuing operations, end of period	$468.7	$350.1	$27.7

(a) Excludes net sale proceeds of $122.0 and intercompany transfers of $6.3 for the year ended December 31, 2008. Excludes net sale proceeds of $731.7 in 2007 and intercompany transfers of $28.7 and $(42.2) for the years ended December 31, 2007 and 2006, respectively.

Supplemental disclosures of cash flow information:
Interest paid	$167.3	$174.4	$147.8
Income taxes paid, net of refunds	$41.9	$39.8	$31.3
Non-cash investing activities:
Titanium Dioxide Pigments venture formation, net	$246.0	$—	$—
Acquisition of capital equipment	$22.7	$24.7	$24.6

See accompanying notes to consolidated financial statements.

ROCKWOOD HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Dollars in millions; shares in thousands)

			Rockwood Holdings, Inc. Stockholders’ Equity
						Accumulated
						Other	Retained	Treasury
		Comprehensive	Common Stock		Paid-in	Comprehensive	Earnings	Stock			Noncontrolling
	Total	Income (Loss)	Shares	Amount	Capital	Income (Loss)	(Deficit)	Shares	Amount	Other	Interest
Balance, January 1, 2006	$859.9		73,779	$0.7	$1,151.7	$52.0	$(367.6)	94	$(1.4)	$(0.7)	$25.2
Issuance of common stock	0.1		6	—	0.1	—	—	—	—	—	—
Deferred compensation	0.7		—	—	—	—	—	—	—	0.7	—
Other noncontrolling interest activity	1.4		—	—	—	—	—	—	—	—	1.4
Minimum pension liability, net of tax	20.7	$20.7	—	—	—	20.7	—	—	—	—	—
Effect of adoption of SFAS No. 158, net of tax	(11.3)	(11.3)	—	—	—	(11.3)	—	—	—	—	—
Foreign currency translation	149.2	149.2	—	—	—	147.4	—	—	—	—	1.8
Intercompany foreign currency loans	131.7	131.7	—	—	—	131.7	—	—	—	—	—
Net investment hedges, net of tax	(107.1)	(107.1)	—	—	—	(107.1)	—	—	—	—	—
Cash flow hedges, net of tax	0.6	0.6	—	—	—	0.6	—	—	—	—	—
Net income	108.2	108.2	—	—	—	—	103.0	—	—	—	5.2
Comprehensive income		$292.0
Balance, December 31, 2006	1,154.1		73,785	0.7	1,151.8	234.0	(264.6)	94	(1.4)	—	33.6
Issuance of common stock	1.5		110	—	1.5	—	—	—	—	—	—
Deferred compensation	4.7		—	—	4.7	—	—	—	—	—	—
Acquisition of noncontrolling interest in subsidiaries	173.2		—	—	—	—	—	—	—	—	173.2
Sale of noncontrolling interest in subsidiaries	(33.4)		—	—	—	—	—	—	—	—	(33.4)
Distribution to noncontrolling shareholder	(7.2)		—	—	—	—	—	—	—	—	(7.2)
Restricted stock units	(1.8)		—	—	(1.8)	—	—	—	—	—	—
Pension related adjustments, net of tax	36.7	36.7	—	—	—	36.7	—	—	—	—	—
Effect of adoption of FIN No. 48	(7.4)	(7.4)	—	—	—	—	(7.4)	—	—	—	—
Foreign currency translation	178.7	178.7	—	—	—	177.6	—	—	—	—	1.1
Sales of investments in foreign entities, primarily Electronics business	(35.8)	(35.8)	—	—	—	(35.8)	—	—	—	—	—
Intercompany foreign currency loans	66.8	66.8	—	—	—	66.8	—	—	—	—	—
Net investment hedges, net of tax	(108.3)	(108.3)	—	—	—	(108.3)	—	—	—	—	—
Net income	325.1	325.1	—	—	—	—	317.1	—	—	—	8.0
Comprehensive income		$455.8
Balance, December 31, 2007	1,746.9		73,895	0.7	1,156.2	371.0	45.1	94	(1.4)	—	175.3
Issuance of common stock	2.3		166	—	2.3	—	—	—	—	—	—
Deferred compensation	5.3		—	—	5.3	—	—	—	—	—	—
Acquisition of noncontrolling interest in subsidiaries	239.9		—	—	—	—	—	—	—	—	239.9
Distribution to noncontrolling shareholder	(3.9)		—	—	—	—	—	—	—	—	(3.9)
Restricted stock units	(0.3)		—	—	(0.3)	—	—	—	—	—	—
Pension related adjustments, net of tax	(27.9)	(27.9)	—	—	—	(27.9)	—	—	—	—	—
Foreign currency translation	(158.3)	(158.3)	—	—	—	(146.0)	—	—	—	—	(12.3)
Intercompany foreign currency loans	(32.2)	(32.2)	—	—	—	(32.2)	—	—	—	—	—
Net investment hedges, net of tax	38.9	38.9	—	—	—	38.9	—	—	—	—	—
Cash flow hedges, net of tax	0.2	0.2	—	—	—	0.2	—	—	—	—	—
Net loss	(672.0)	(672.0)	—	—	—	—	(588.4)	—	—	—	(83.6)
Comprehensive loss		$(851.3)
Balance, December 31, 2008	$1,138.9		74,061	$0.7	$1,163.5	$204.0	$(543.3)	94	$(1.4)	$—	$315.4

See accompanying notes to consolidated financial statements.

ROCKWOOD HOLDINGS, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Business Description, Background—Rockwood Holdings, Inc. and Subsidiaries (“Rockwood” or the “Company”) is a global developer, manufacturer and marketer of high value-added specialty chemicals and advanced materials used for industrial and commercial purposes.

Rockwood was formed in connection with an acquisition of certain assets, stock and businesses from Laporte plc (“Laporte”) on November 20, 2000 (the “KKR Acquisition”) by affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR”). The businesses acquired focused on specialty chemicals, iron-oxide pigments, timber-treatment chemicals, clay-based additives, pool and spa chemicals, and electronic chemicals in semiconductors and printed circuit boards.

On July 31, 2004, the Company completed the acquisition of certain businesses of Dynamit Nobel from mg technologies ag, now known as GEA Group Aktiengesellschaft (the “Dynamit Nobel Acquisition”). The businesses acquired are focused on highly specialized markets and consist of: surface treatment and lithium chemicals; advanced ceramics and titanium dioxide pigments.

On November 16, 2007, funds affiliated with KKR and DLJ Merchant Banking Partners III, L.P. (“DLJMB”) and certain management stockholders sold an aggregate of 10 million shares of the Company’s common stock. On December 7, 2007, these stockholders sold an additional aggregate amount of 125,915 shares of common stock as a result of the underwriters’ partial exercise of the over-allotment option. Prior to this offering, affiliates of KKR owned approximately 50.9% of the Company’s common stock on an undiluted basis. As a result of this offering, effective November 16, 2007, affiliates of KKR control less than a majority of the voting power of the Company’s outstanding common stock and as a result, the Company is no longer considered a “controlled company” under NYSE rules. On June 17, 2008, funds affiliated with KKR, DLJMB and certain management stockholders sold an aggregate of 10 million shares of the Company’s common stock.

On January 9, 2007, the Company completed the sale of its Groupe Novasep segment and on December 31, 2007, the Company completed the sale of its Electronics business, excluding its European wafer reclaim business. These businesses have been reported as discontinued operations for all periods presented.

On September 1, 2008, the Company completed the formation of a venture with Kemira Oyj (“Kemira”) that focuses on specialty titanium dioxide pigments (See Note 4, “Acquisitions,” for further details).

On October 10, 2008, the Company completed the sale of its pool and spa chemicals business in the Performance Additives segment.

Basis of Presentation—The accompanying financial statements of Rockwood are presented on a consolidated basis. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior period amounts related to reporting the sale of the pool and spa chemicals business as discontinued operations, have been reclassified to conform to current-year classification. See Note 2, “Discontinued Operations,” for further details. In the opinion of management, this information contains all adjustments necessary for a fair presentation of the results for the periods presented.

The Company’s noncontrolling interest represents the total of the minority party’s interest in certain investments (principally the Viance, LLC joint venture and the Titanium Dioxide Pigments venture) that are consolidated but less than 100% owned. On January 2, 2007, Chemical Specialties, Inc. (“CSI”), a wholly-owned subsidiary of the Company within the Timber Treatment Chemicals business of the Performance Additives segment, and Rohm and Haas Company completed the formation of Viance, LLC, a joint venture company that provides an extensive range of advanced wood treatment technologies and services to the global wood treatment industry. In accordance with the consolidation principles of Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) 46 (R), Consolidation of Variable Interest Entities — An Interpretation of ARB No. 51, the Company has concluded that Rockwood is the primary beneficiary of the joint venture and as such has consolidated the joint venture.  At December 31, 2008 and 2007, the Viance, LLC joint venture had no third party debt outstanding, no consolidated assets of the Company were pledged as collateral for any joint venture obligations and the general creditors of the joint venture had no recourse to the general credit of the Company.  The net assets of the Viance, LLC joint venture included in the Consolidated Balance Sheets of the Company were $87.5 million and $99.0 million at December 31, 2008 and 2007, respectively, and were primarily related to identifiable intangible assets. All intercompany accounts, balances and transactions have been eliminated.

As noted above, the Company completed a Titanium Dioxide Pigments venture with Kemira in September 2008.  The Company has consolidated this venture and has reported Kemira’s interest as noncontrolling interest in the consolidated financial statements. This entity did not meet the definition of a variable interest entity under FIN 46 (R) and was thus consolidated in accordance with ARB No. 51, Consolidated Financial Statements. The water treatment business formerly within the Titanium Dioxide Pigments segment was not part of the transaction and is now being reported within the Clay-based Additives business in the Performance Additives segment. As a result, the Company’s financial statements have been reclassified to reflect the water treatment business as part of the Performance Additives segment for the periods presented. See Note 4, “Acquisitions,” for further details.

Unless otherwise noted, all balances which are denominated in euros are converted at the December 31, 2008 exchange rate of €1.00 = $1.3971.

Nature of Operations/Segment Reporting—The Company is a global developer, manufacturer and marketer of high value-added specialty chemicals and advanced materials. The Company currently operates in various business lines within its five reportable segments consisting of: (1) Specialty Chemicals, which includes lithium compounds and chemicals, metal surface treatment chemicals, and synthetic metal sulfides, (2) Performance Additives, which includes color pigments and services, timber treatment chemicals and clay-based additives, (3) Titanium Dioxide Pigments, which consists of titanium dioxide pigments, and zinc- and barium-based compounds, (4) Advanced Ceramics, which includes ceramic-on-ceramic ball head and liner components used in hip-joint prostheses systems, ceramic cutting tools and a range of other ceramic components and (5) Specialty Compounds, which consists of plastic and rubber compounds. As discussed above, the Company sold its Electronics business, excluding its European wafer reclaim business, in December 2007. As a result, the European wafer reclaim business is included within “Corporate and other” for all periods presented (See Note 3, “Segment Information,” for further details).

The basis for determining an enterprise’s operating segments is the manner in which financial information is used internally by the enterprise’s chief operating decision maker, the Company’s Chief Executive Officer. See Note 3, “Segment Information,” for further segment reporting information.

Use of Estimates—The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the periods reported. These estimates include, among other things, assessing the collectability of accounts receivable, the use and recoverability of inventory, the valuation of deferred tax assets, the measurement of the accrual for uncertain tax benefits, impairment of goodwill as well as property, plant and equipment and other intangible assets, the accrual of environmental and legal reserves and the useful lives of tangible and intangible assets, among others. Actual results could differ from those estimates. Such estimates also include the fair value of assets acquired and liabilities assumed allocated to the purchase price of business combinations consummated.

Major Customers and Concentration of Credit—The Company has a number of major end-user, retail and OEM customers, with the largest concentration in Europe, and the United States. No single customer accounted for more than 2% of net sales during any of the periods presented. The Company does not believe a material part of its business is dependent upon any single customer, the loss of which would have a material long-term impact on the business of the Company. However, the loss of one or more of the Company’s largest customers would most likely have a negative short-term impact on the Company’s results of operations. Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable and derivative contracts. See Note 9, “Long-Term Debt,” and “Critical Accounting Policies and Estimates” in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further discussion of estimates used.

Accounts Receivable—The allowance for doubtful accounts is estimated at each reporting date based on factors such as receivable age, customer liquidity status and previous write-off history. The Company performs ongoing credit evaluations of customers and generally does not require collateral. Credit insurance is maintained by certain of the Company’s businesses. Allowance is maintained for aggregate expected credit losses. Write-offs are charged to the allowance when taken, net of recoveries. Allowance for doubtful account activity is as follows:

	Year Ended December 31,
($ in millions)	2008	2007	2006
Balance, January 1	$8.6	$8.6	8.6
Additions charged to expense	4.5	0.5	0.8
Write-offs, net of recoveries	(1.1)	(1.8)	(0.9)
Other (a)	(1.2)	1.3	0.1
Balance, December 31	$10.8	$8.6	$8.6

(a)  Primarily the impact of currency changes.

Risks Associated with International Operations and Currency Risk—The Company’s international operations are subject to risks normally associated with foreign operations, including, but not limited to, the disruption of markets, changes in export or import laws, restrictions on currency exchanges and the modification or introduction of other governmental policies with potentially adverse effects. A majority of the Company’s sales and expenses are denominated in currencies other than U.S. dollars. Changes in exchange rates may have a material effect on the Company’s reported results of operations and financial position. In addition, a significant portion of the Company’s indebtedness is denominated in euros.

Revenue Recognition—The Company recognizes revenue when the earnings process is complete. Product sales are recognized when products are shipped to the customer in accordance with the terms of the contract of sale, title and risk of loss have been transferred, collectibility is reasonably assured, and pricing is fixed or determinable. Accruals are made for sales returns and other allowances based on the Company’s experience. Revenue under service agreements, which was less than 1% of consolidated net sales in 2008, is realized when the service is performed. Liabilities for product warranties are less than 1% of consolidated net sales as of

December 31, 2008 and 2007.

Foreign Currency Translation—The functional currency of each of the Company’s foreign subsidiaries is primarily the respective local currency. Balance sheet accounts of the foreign operations are translated into U.S. dollars at period-end exchange rates and income and expense accounts are translated at average exchange rates during the period. Translation gains and losses related to net assets located outside the U.S. are shown as a component of accumulated other comprehensive income. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity’s functional currency), including intercompany financing arrangements for which settlement is planned or anticipated, are included in determining net income for the period in which exchange rates change. Gains or losses on certain intercompany loans that are of a long-term investment nature for which settlement is not planned or anticipated in the foreseeable future and gains or losses on euro-denominated debt that is designated as a net investment hedge of the Company’s euro-denominated investments are reported and accumulated in the same manner as translation adjustments. These loans are all related to intercompany debt arrangements. As of December 31, 2008, intercompany debt arrangements deemed to be of a long-term investment nature for which settlement is not planned or anticipated in the foreseeable future is predominantly related to €519.4 million ($725.7 million) of intercompany loans.

Advertising—The Company expenses advertising costs as incurred.

Research and Development—Research and development costs are charged to expense, as incurred. Such costs were $51.7 million, $44.0 million and $39.1 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Accounting for Shipping and Handling Costs—The Company records shipping and handling costs in cost of products sold and records shipping and handling costs billed to customers in net sales.

Cash and Cash Equivalents—All highly liquid instruments and money market funds with an original maturity of three months or less are considered to be cash equivalents. The carrying amount approximates fair value because of the short maturities of these instruments.

Inventories—Inventories are stated at the lower of cost or market. Cost is determined primarily on average cost or the first-in, first-out method. Inventory quantities on hand are regularly reviewed, and where necessary, provisions for excess and obsolete inventory are recorded based primarily on either the Company’s estimated forecast of product demand and production requirements or historical usage. See Note 5, “Inventories.”

Property, Plant and Equipment—Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is determined using the straight-line method over the various asset classes. Estimated lives range from 20-30 years for buildings and improvements (including land improvements), 7-12 years for machinery and equipment, 3-5 years for furniture and fixtures and 14-50 years for mining rights. See Note 6, “Property, Plant and Equipment.”

The estimated useful lives of leasehold improvements are the lesser of the estimated life of the improvement or the term of the lease.

Major renewals and improvements are capitalized and minor replacements, maintenance and repairs are charged to current operations as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in the statement of operations.

The Company classifies depreciation and amortization in its Consolidated Statements of Operations consistent with the utilization of the underlying assets as follows:

	Year Ended December 31,
($ in millions)	2008	2007	2006
Cost of products sold	$161.9	$129.5	$108.6
Selling, general and administrative expenses (a)	97.0	82.2	65.8
Total depreciation and amortization	$258.9	$211.7	$174.4

(a)                Primarily consists of amortization costs.

Gain/Loss on Early Extinguishment of Debt— In the fourth quarter of 2008, the Company redeemed €11.0 million of its 2014 Notes at a discount and recorded a gain of $4.0 million. In the second quarter of 2007, the Company paid a redemption premium of $14.5 million and wrote off $4.1 million of deferred financing costs associated with the redemption of the 2011 Notes.

Goodwill—Goodwill represents the cost in excess of fair value of net assets acquired for transactions accounted for using the purchase method of accounting. See Note 7, “Goodwill,” for details of goodwill activity by segment.

Other Intangible Assets—Other intangible assets primarily consists of patents and other intellectual property, trade names and trademarks, and customer relationships. Patents and other intellectual property are recorded at their estimated fair values at the time of acquisition and are being amortized over their estimated remaining useful lives, ranging from 4-20 years. Trade names and trademarks are being amortized from 18-25 years, customer relationships are being amortized over periods ranging from 7-15 years and supply agreements are being amortized over periods ranging from 10-15 years. See Note 8, “Other Intangible Assets.”

Impairment Accounting— The recoverability of goodwill is reviewed on an annual basis during the fourth quarter. Additionally, the recoverability of goodwill, long-lived tangible, and other intangible assets is reviewed when events or changes in circumstances occur indicating that the carrying value of the assets may not be recoverable.  In accordance with paragraph 30 of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, the Company determined that its reporting units for its goodwill impairment review are its operating segments or components of an operating segment that constitute a business for which discrete financial information is available and for which segment management regularly reviews the operating results.  Based on this analysis, the Company has identified nine reporting units within its reportable segments.

SFAS No. 142 prescribes a two-step method for determining goodwill impairment.  In the first step, the Company determines the fair value of each reporting unit (as discussed in the following sentence) and compares that fair value to the carrying value of such reporting unit.  This begins with estimating the fair value of each reporting unit, which is derived from peer multiples.  Specifically, the estimate of the fair value of such reporting unit is based on an industry metric that is the ratio of enterprise value (“EV”, which is commonly defined as market capitalization, plus long-term debt, less cash) to Adjusted EBITDA of the relevant benchmark peer companies and groups; this is the peer multiple approach.  The Company uses EV multiples to the last twelve months Adjusted EBITDA and to the next fiscal year Adjusted EBITDA.  The peer companies are typically based upon the competitors disclosed in Item 1, “Business” for each of the reporting units.  The Company then multiplies this ratio by the Adjusted EBITDA for the recently completed year and the budgeted Adjusted EBITDA for the upcoming year of such reporting unit and compares it to the carrying value of such reporting unit.  If the product of such peer multiple and reporting unit’s Adjusted EBITDA is less than such carrying value, it may be an indication of an impairment. If the initial review indicates there may be an impairment, a review based on expected future cash flows is performed; this is the discounted cash flow approach.  For the discounted cash flow approach, the Company makes certain assumptions about, among other things, estimates of future cash flows, including growth rates, price increases, capital expenditures, the benefits of recent acquisitions and expected synergies, and an appropriate discount rate.  If the results of the peer multiple approach and the discounted cash flow approach differ materially, the relevant facts and circumstances are reviewed and a qualitative assessment is made to determine the proper weighting.  If the results of the first step indicate the carrying amount of a reporting unit is higher than its fair value, the second step must be performed. Specifically, SFAS No. 142 prescribes that the Company determine the implied fair value of goodwill in the same manner as if the Company had acquired those reporting units.  In the second step, the potential impairment is computed by comparing the implied fair value of the reporting unit’s goodwill with the carrying amount of goodwill.  If the carrying amount of the reporting unit’s goodwill is greater than the implied fair value of its goodwill, an impairment loss must be recognized for the excess.  If necessary, the Company may consult with valuation specialists to assist with its goodwill impairment review.

These calculations are based on inherent assumptions and estimates about future cash flows and appropriate benchmark peer companies or groups. Subsequent changes in these assumptions could result in future impairment. Although the Company consistently uses the same methods in developing the assumptions and estimates underlying the fair value calculations, such estimates are uncertain by nature and can vary from actual results.

In the fourth quarter of 2008, the Company recorded a non-cash goodwill impairment charge of $809.5 million. See Note 7, “Goodwill,” for further details.

Financial Instruments—Management believes the carrying amount of financial instruments, including accounts receivable, accounts payable and debt, approximates fair value, except as described in Note 9, “Long-Term Debt.”

Derivatives— The Company accounts for derivatives based on SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities , as amended and interpreted. SFAS No. 133 requires that all derivatives be recognized as either assets or liabilities at fair value. Changes in the fair value of derivatives not designated as hedging instruments are recognized currently in earnings while changes in the fair value of derivatives that are designated as hedging instruments are recognized as a component of comprehensive income. The Company uses derivative instruments to manage its exposure to market risks associated with fluctuations in interest rates and foreign currency exchange rates. See “Comprehensive Income” section of Note 1 and Note 18, “Accumulated Other Comprehensive Income,” for the impact of the Company’s net investment and cash flow hedges. The Company does not enter into derivative contracts for trading purposes nor does it use leveraged or complex instruments.

Pension, Postemployment and Postretirement Costs—Defined benefit costs and liabilities have been determined in accordance with SFAS No. 87,  Employers’ Accounting for Pensions  and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132 (R). Other postretirement benefit costs and liabilities have been determined in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132 (R).  Postemployment benefit costs and liabilities have been determined in accordance with SFAS No. 112, Employers’ Accounting for Postemployment Benefits.

Related Party Transactions—In the ordinary course of business, Rockwood has engaged in transactions with certain related parties including KKR and DLJMB and affiliates of each.

Credit Suisse Securities (USA) LLC (“Credit Suisse”), an affiliate of DLJMB, served as an underwriter in the secondary offering of the Company’s common stock by certain selling stockholders in November 2007 and June 2008. The Company did not receive any proceeds in these offerings or pay any commissions.  Also, from time to time, Credit Suisse provides the Company with advisory services in connection with acquisitions and divestitures. For example, the Company paid fees of $0.5 million in 2008 primarily in connection with the Titanium Dioxide Pigments venture completed in September 2008 and $3.2 million in 2007 for advice primarily related to the sale of the Electronics business.

As part of the Titanium Dioxide Pigments venture with Kemira that was completed in September 2008, the venture has a long-term agreement expiring in August 2018 to purchase steam and electricity (“energy”) from Kemira.  The venture purchased $13.4 million of energy from Kemira during the venture’s four months of operation in 2008.  As of December 31, 2008, $9.4 million was due to Kemira, as well an additional one-time payment of $13.9 million in connection with the energy supply agreement.  Minimum annual payments under the energy agreement are approximately $17.0 million.  In connection with this arrangement, the venture has approximately $30.2 million of non-interest bearing notes receivable from Kemira that are due in August 2028.  The carrying value of the notes receivable were $4.5 million at December 31, 2008. Interest is imputed at an effective rate of 8.96%.

As part of the Titanium Dioxide Pigments venture with Kemira, the venture has a supply agreement for the sale of certain raw materials to Kemira that are manufactured by the venture.  The term of this contract expires in December 2015.  Transactions between the Titanium Dioxide Pigments venture and Kemira amounted to: sales to Kemira of $0.5 million in 2008 and amounts due from Kemira of $0.2 million at December 31, 2008.  In addition, there were sales from the Titanium Dioxide Pigments venture to companies owned by Kemira of $5.8 million during the venture’s four months of operation in 2008, of which $1.7 million was due to the venture at December 31, 2008.

As part of the Viance, LLC joint venture formed in January 2007 between the CSI subsidiary within the Timber Treatment Chemicals business and Rohm and Haas, the joint venture entered into certain related party transactions with Rohm and Haas.  Viance, LLC does not own manufacturing facilities, and as a result, relies on the members of the joint venture to provide substantially all product and distribution requirements. In addition, the members sell products to Viance, LLC.  Transactions between Viance, LLC and Rohm and Haas amounted to: purchases from Rohm and Haas of $9.2 million and $8.2 million in 2008 and 2007, respectively, and sales to Rohm and Haas of $0.5 million and $2.7 million in 2008 and 2007, respectively.  Amounts due to Rohm and Haas totaled $3.0 million and $2.1 million at December 31, 2008 and 2007, respectively.

Income Taxes—Income taxes are determined in accordance with SFAS No. 109, Accounting for Income Taxes and FIN 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109.  Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts and the corresponding tax carrying amounts of assets and liabilities. Deferred tax assets are also recognized for tax loss and tax credit carryforwards. A valuation allowance is recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized based on available evidence weighted toward evidence that is objectively verifiable. Deferred taxes are not provided on the undistributed earnings of subsidiaries as such amounts are considered to be permanently invested.

FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109,  Accounting for Income Taxes  and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to not be sustained upon audit by the relevant authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, with regard to uncertain tax liabilities, FIN 48 provides guidance on derecognizing, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company adopted the provisions of FIN 48 on January 1, 2007. The total amount of unrecognized tax benefits as of the date of adoption was $44.1 million. In conjunction with the adoption of FIN 48, the Company has classified uncertain tax positions as non-current income tax liabilities (other liabilities) unless expected to be paid within one year. Previously, accrued income tax liabilities were classified as current liabilities. As a result of the initial implementation of FIN 48, the Company recognized a $1.0 million increase in the liability for unrecognized tax benefits which was accounted for as follows:

($ in millions)
Increase in accumulated deficit (cumulative effect)	$7.4
Additional deferred tax assets	3.5
Reduction in goodwill	(9.9)
Increase in liability	$1.0

In accordance with FIN 48, the Company records liabilities for uncertain tax benefits net of deferred tax assets associated with tax loss carryforwards for liabilities arising in the same year as the asset and for liabilities arising in different years from the asset, provided that the related tax loss can be carried back or forward to offset the liability.

In accordance with SFAS No. 109, Paragraph 140, the Company has allocated a tax benefit to the extent of its U.S. loss from continuing operations, offset by a tax provision charged to discontinued operations and separately to other comprehensive income.  When a tax jurisdiction has a loss from continuing operations and income from other items on a net basis, the Company’s policy is to allocate a tax benefit to continuing operations from the other items of income on a pro-rata basis.

Future realization of the tax benefit of an existing deductible temporary difference or carryforward ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryforward period available under the tax law. The Company’s policy is to consider the following sources of taxable income, which may be available under the tax law to realize a tax benefit for deductible temporary differences and carryforwards:

•                  Future reversals of existing taxable temporary differences.

•                  Future taxable income exclusive of reversing temporary differences and carryforwards.

•                  Taxable income in prior carry back year (s) if carry back is permitted under the tax law.

•                  Tax planning strategies that would, if necessary, be implemented to:

(1)                Accelerate taxable amounts to utilize expiring carryforwards.

(2)                Change the character of taxable or deductible amounts from ordinary income or loss to capital gain or loss.

(3)                Switch from tax-exempt to taxable investments.

Evidence available about each of those possible sources of taxable income will vary between tax jurisdictions and, possibly, from year to year. To the extent evidence about one or more sources of taxable income is sufficient to support a conclusion that a valuation allowance is not necessary, the Company’s policy is that other sources need not be considered. Consideration of each source is required, however, to determine the amount of the valuation allowance that may be required to be recognized for deferred tax assets.

For any specific jurisdiction where a history of three years of cumulative losses has occurred or where there has been a substantial change in the business (e.g., a major acquisition or divestiture), the Company does not rely on projections of future taxable income as described above. Instead, the Company determines its need for a valuation allowance on deferred tax assets, if any, by determining an average steady-state normalized taxable income amount over the last three years, adjusted for acquisitions or divestitures if necessary. The Company will also consider the following positive evidence in the above scenarios, if present:

•                  Existing contracts or firm sales backlog that will produce more than enough taxable income to realize the deferred tax asset based on existing sales prices and cost structures.

•                  An excess of appreciated asset value over the tax basis of the entity’s net assets in an amount sufficient to realize the deferred tax asset.

Comprehensive Income—Comprehensive income includes net income and the other comprehensive income components which include unrealized gains and losses from foreign currency translation and from certain intercompany transactions that are of a long-term investment nature, pension-related adjustments that are recorded directly into a separate section of stockholders’ equity in the balance sheets and net investment and cash flow hedges. Foreign currency translation amounts are not adjusted for income taxes since they relate to indefinite length investments in non-U.S. subsidiaries and certain intercompany debt. See Note 18, “Accumulated Other Comprehensive Income.”

Accounting for Environmental Liabilities—In the ordinary course of business, Rockwood is subject to extensive and changing federal, state, local and foreign environmental laws and regulations, and has made provisions for the estimated financial impact of environmental cleanup related costs. Rockwood’s policy has been to accrue costs of a non-capital nature related to environmental clean-up when those costs are believed to be probable and can be reasonably estimated. If the aggregate amount of the obligation and the amount and timing of the cash payments for a site are fixed or reliably determinable, the liability is discounted. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized and expenditures related to existing conditions resulting from past or present operations and from which no current or future benefit is discernible are immediately expensed. The quantification of environmental exposures requires an assessment of many factors, including changing laws and regulations, advancements in environmental technologies, the quality of information available related to specific sites, the assessment stage of each site investigation and the length of time involved in remediation or settlement. In some matters, Rockwood may share costs with other parties. Rockwood does not include anticipated recoveries from insurance carriers or other third parties in its accruals for environmental liabilities.

Stock-Based Compensation— The Company has in place the 2008 Amended and Restated Stock Purchase and Option Plan of Rockwood Holdings, Inc. and Subsidiaries (the “Plan”). Under the Plan, the Company may grant stock options, restricted stock and other stock-based awards to the Company’s employees and directors and allow employees and directors to purchase shares of its common stock. There are 10,000,000 authorized shares available for grant under the Plan.  The Company has issued and expects to continue to issue new registered shares under the Plan to satisfy stock option exercises and the vesting of restricted stock units.  Effective January 1, 2006, the Company adopted SFAS No. 123R, Share-Based Payment, and related interpretations and began expensing the grant-date fair value of stock options.

The Company adopted SFAS No. 123R using the modified prospective approach and therefore has not restated prior periods. In accordance with SFAS No. 123R, beginning in the first quarter of 2006, the Company recorded compensation cost for the unvested portion of awards issued after February 2005, which is the date it first filed its registration statement with the SEC. The aggregate compensation cost for stock options, restricted stock units and Board of Director stock grants recorded under the Plan, as discussed below, caused income from continuing operations before taxes to decrease by $4.1 million, $3.9 million and less than $0.1 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The Company granted additional stock options and restricted stock units in 2008 and 2007 to certain employees of Rockwood Corporate Headquarters and its business units. The restricted stock units contain a provision in which the units shall immediately vest and become converted into the right to receive a cash payment upon a change in control as defined in the equity agreement. As the provisions for redemption are outside the control of the Company, the fair value of these units as of December 31, 2008 and 2007 have been recorded as mezzanine equity (outside of permanent equity) in the Consolidated Balance Sheets.

Recent Accounting Pronouncements—The Company adopted the following accounting pronouncements:

In September 2006, SFAS No. 157, Fair Value Measurements, was issued. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This statement does not require any new fair value measurements. Certain disclosure provisions of this standard were effective for the Company as of January 1, 2008 and are disclosed in Note 17, “Fair Value Measurements.” The adoption of SFAS No. 157 did not have a material impact on the Company’s financial statements.

In September 2006, SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132 (R), was issued. The Company adopted the recognition provisions of SFAS No. 158 and initially applied them to the funded status of its defined benefit postretirement plans as of December 31, 2006. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for the Company for the 2008 fiscal year end. This requirement did not have a material impact on the Company’s financial statements in 2008.

In February 2007, SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 , was issued. This statement permits an entity to choose to measure many financial instruments and certain other items at fair value and permits all entities to choose to measure eligible items at fair value at specified election dates. This statement is effective for the Company as of January 1, 2008. The Company adopted this standard on January 1, 2008. However, the Company has elected not to measure any additional instruments at fair value under SFAS No. 159.

In December 2007, SFAS No. 141 (revised 2007), Business Combinations (“FAS 141R”) was issued, which replaces FASB Statement No. 141,  Business Combinations.  FAS 141R establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. This statement also establishes disclosure requirements to enable users of financial statements to evaluate the nature and financial effects of the business combination. This statement is effective for acquisitions completed on or after January 1, 2009.

In December 2007, SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, was issued. Per this statement, the accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity (but separate from parent’s equity). This statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This statement is effective for the Company as of January 1, 2009 and primarily relates to its Viance, LLC joint venture and its Titanium Dioxide Pigments venture, as discussed above.  The Company’s adoption of this statement did not have a material impact on the Company’s financial statements.  The provisions of this statement were applied to all noncontrolling interests prospectively, except for the presentation and disclosure requirements, which were applied retrospectively to all periods presented.  The presentation of these financial statements has been revised to reflect the retrospective application of this statement.

In December 2007, the SEC issued Staff Accounting Bulletin (“SAB”) No. 110, which provided interpretive guidance regarding the use of a “simplified” method, as discussed in SAB No. 107, in developing an estimate of expected term of “plain vanilla” share options in accordance with SFAS No. 123R, Share-Based Payment. SAB 110 is effective for share options granted as of January 1, 2008. SAB 110 extended the use of the simplified method beyond December 31, 2007, under certain circumstances, which included not having sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time a company’s equity shares have been publicly traded. As Rockwood became a public company in August 2005, there is not sufficient historical exercise data available to estimate expected term. As a result, the Company will continue to use the “simplified” method to estimate expected term for share option grants until more relevant detailed information becomes widely available.

In February 2008, the FASB issued FASB Staff Position (FSP) Financial Accounting Standard (FAS) 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Its Related Interpretive Accounting Pronouncements That Address Leasing Transactions, and FSP FAS 157-2,  Effective Date of FASB Statement No. 157. FSP FAS 157-1 removes leasing from the scope of SFAS No. 157. FSP FAS 157-2 delays the effective date of SFAS No. 157 from 2008 to 2009 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company will apply the provisions of FSP 157-2 on January 1, 2009 and does not expect this FSP to have a material impact on its financial statements.

In March 2008, SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities - an Amendment of FASB Statement 133 was issued. This statement changes the disclosure requirements for derivative instruments and hedging activities, including enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for the Company as of January 1, 2009. The Company does not expect this statement to have a material impact on its financial statements.

In April 2008, the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under Statement 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141 (revised 2007), Business Combinations, and other U.S. GAAP. This FSP is effective for recognized intangible assets acquired after January 1, 2009. The Company does not expect this FSP to have a material impact on its financial statements.

In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. This FSP clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. This FSP is effective upon issuance, including prior periods for which financial statements have not been issued. This FSP did not have an impact on the Company’s consolidated financial statements.

2. DISCONTINUED OPERATIONS:

On October 10, 2008, the Company completed the sale of its pool and spa chemicals business and received net proceeds of $122.0 million in cash. On January 9, 2007, the Company completed the sale of its Groupe Novasep segment. The transaction was valued at approximately €425.0 million, which included the repayment of third party and intercompany indebtedness. On December 31, 2007, the Company completed the sale of its Electronics business, excluding its European wafer reclaim business, for $315.6 million.

In connection with SFAS No. 144, the Company’s financial statements have been reclassified to reflect the pool and spa chemicals business, the Groupe Novasep segment and the Electronics business sold as discontinued operations for all periods presented.

Operating results of the discontinued operations of the pool and spa chemicals business for the year ended December 31, 2008 are as follows:

($ in millions)	Total
Net sales	$54.9
Cost of products sold	39.4
Gross profit	15.5
Selling, general and administrative expenses	10.9
Gain on sale of business/assets	(66.3)
Operating income	70.9
Other expenses:
Interest expense	(0.2)
Other expenses	(0.2)
Income before taxes	70.7
Income tax provision	26.9
Net income attributable to Rockwood Holdings, Inc.	$43.8

The Company also recorded a tax gain of $2.4 million related to the sale of Groupe Novasep for the year ended December 31, 2008.

Operating results of the discontinued operations for the year ended December 31, 2007 are as follows:

	Pool and Spa
	Chemicals	Electronics	Groupe
($ in millions)	Business	Business	Novasep	Total
Net sales	$71.2	$201.9	$8.9	$282.0
Cost of products sold	46.1	149.4	7.0	202.5
Gross profit	25.1	52.5	1.9	79.5
Selling, general and administrative expenses	14.1	28.8	1.1	44.0
Gain on sale of business/assets	—	(106.8)	(117.7)	(224.5)
Operating income	11.0	130.5	118.5	260.0
Other expenses, net:
Interest expense	—	—	(0.3)	(0.3)
Interest income	(0.3)	0.8	—	0.5
Loss on early extinguishment of debt	(0.5)	(0.3)	—	(0.8)
Foreign exchange loss, net	—	(0.5)	—	(0.5)
Other expenses, net	(0.8)	—	(0.3)	(1.1)
Income before taxes	10.2	130.5	118.2	258.9
Income tax provision	4.0	17.1	2.1	23.2
Net income	6.2	113.4	116.1	235.7
Net income attributable to noncontrolling interest	—	—	(0.1)	(0.1)
Net income attributable to Rockwood Holdings, Inc.	$6.2	$113.4	$116.0	$235.6

Operating results of the discontinued operations for the year ended December 31, 2006 are as follows:

	Pool and Spa
	Chemicals	Electronics	Groupe
($ in millions)	Business	Business	Novasep	Total
Net sales	$73.5	$187.0	$355.7	$616.2
Cost of products sold	48.8	137.4	266.0	452.2
Gross profit	24.7	49.6	89.7	164.0
Selling, general and administrative expenses	13.7	30.5	54.3	98.5
Restructuring and other severance costs		0.3	—	0.3
Loss on sale of business/assets	—	0.1	11.3	11.4
Operating income	11.0	18.7	24.1	53.8
Other (expenses) income:
Interest expense	(0.2)	—	(4.1)	(4.3)
Interest income	—	2.0	—	2.0
Foreign exchange gain, net	—	—	0.7	0.7
Other	—	—	(4.9)	(4.9)
Other (expenses) income, net	(0.2)	2.0	(8.3)	(6.5)
Income before taxes	10.8	20.7	15.8	47.3
Income tax provision (benefit)	4.4	6.9	(12.1)	(0.8)
Net income	6.4	13.8	27.9	48.1
Net income attributable to noncontrolling interest	—	—	(5.2)	(5.2)
Net income attributable to Rockwood Holdings, Inc.	$6.4	$13.8	$22.7	$42.9

The carrying values of the assets and liabilities of the pool and spa chemicals business included in the Consolidated Balance Sheets at December 31, 2007 are as follows:

($ in millions)	December 31, 2007
ASSETS
Accounts receivable, net	$23.4
Inventories	8.5
Prepaid expenses and other current assets	1.0
Property, plant and equipment, net	4.3
Goodwill	37.0
Other intangible assets, net	0.9
Total assets disposed	$75.1
LIABILITIES
Accounts payable	$7.7
Income taxes payable	3.2
Accrued compensation	1.6
Accrued expenses and other current liabilities	1.5
Deferred income taxes	(0.1)
Other liabilities	3.1
Total liabilities disposed	$17.0

The Company received net cash proceeds of $122.0 million in 2008 from the sale of the pool and spa chemicals business. These proceeds were reported as net cash provided by investing activities of discontinued operations for the year ended December 31, 2008 in the Company’s Consolidated Statements of Cash Flows. The net gain on the pool and spa chemicals business sale recorded in the fourth quarter of 2008 was $40.5 million (net of $25.7 million of taxes)

The Company received net cash proceeds of $420.7 million and $311.0 million in 2007 from the sale of Groupe Novasep and the Electronics business, excluding the European wafer reclaim business, respectively. These proceeds were reported as net cash provided by investing activities of discontinued operations for the year ended December 31, 2007 in the Company’s Consolidated Statements of Cash Flows. The net gain on the Groupe Novasep sale recorded in the first quarter of 2007 was $115.6 million (net of $2.1 million of German taxes) and the net gain on the sale of the Electronics business, excluding the European wafer reclaim business, recorded in the fourth quarter of 2007 was $94.8 million (net of $12.0 million of taxes).

In connection with the sale of Rohner AG, a subsidiary in the Company’s former Groupe Novasep segment, the Company recorded a pre-tax loss of $11.5 million in 2006, representing consideration given less the remaining net liabilities of Rohner, which were transferred to the purchaser.

3. SEGMENT INFORMATION:

Rockwood operates in five reportable segments according to the nature and economic characteristics of its products and services as well as the manner in which the information is used internally by the Company’s key decision maker, who is the Company’s Chief Executive Officer. The five segments are: (1) Specialty Chemicals, which consists of the surface treatment and fine chemicals business lines; (2) Performance Additives, which consists of color pigments and services, timber treatment chemicals and clay-based additives; (3) Titanium Dioxide Pigments; (4) Advanced Ceramics; and (5) Specialty Compounds.

Items that cannot be readily attributed to individual segments have been classified as “Corporate and other.” Corporate and other operating loss primarily represents payroll, professional fees and other operating expenses of centralized functions such as treasury, tax, legal, internal audit and consolidation accounting as well as the cost of operating the Company’s central offices (including some costs maintained based on legal or tax considerations). The primary components of Corporate and other loss, in addition to operating loss, are interest expense on external debt (including the amortization of deferred financing costs), foreign exchange losses or gains, and mark-to-market gains or losses on derivatives. Major components within the reconciliation of income before taxes (described more fully below) include systems/organization establishment expenses, interest expense on external debt, foreign exchange losses or gains, and refinancing expenses related to external debt. Corporate and other identifiable assets primarily represent deferred financing costs that have been capitalized in connection with corporate external debt financing, deferred income tax assets and cash balances maintained in accordance with centralized cash management techniques. The Corporate and other classification also includes the results of operations, assets (primarily real estate) and liabilities (including pension and environmental) of legacy businesses formerly belonging to Dynamit Nobel and the wafer reclaim business. The European wafer reclaim business line provides semiconductor wafer reclaim services, wafer thinning/grinding services and wafer supply services. This business works with semiconductor manufacturers to refurbish used test wafers and return them to the manufacturer for reuse in test and process monitor applications. In February 2007, the Company completed the sale of its U.S. wafer reclaim business.

In September 2008, the Company completed the formation of its Titanium Dioxide Pigments venture. The water treatment business, formerly part of the Titanium Dioxide Pigments segment, is being reported within the Clay-based Additives business in the Performance Additives segment. As a result, the Company’s financial statements have been reclassified to reflect the water treatment business as part of the Performance Additives segment for the periods presented.

Summarized financial information for each of the reportable segments is provided in the following table:

($ in millions)	Specialty Chemicals	Performance Additives	Titanium Dioxide Pigments	Advanced Ceramics	Specialty Compounds	Corporate and other	Consolidated (a)
Year ended December 31, 2008
Net sales	$1,232.6	$835.6	$534.8	$505.9	$261.5	$9.7	$3,380.1
Total Adjusted EBITDA	313.0	107.1	83.1	150.2	34.0	(48.5)	638.9
Capital expenditures	74.5	45.6	42.5	46.1	9.6	5.7	224.0
Year ended December 31, 2007
Net sales	$1,082.9	$798.5	$442.9	$452.5	$276.6	$11.8	$3,065.2
Total Adjusted EBITDA	262.2	150.7	82.7	128.1	34.3	(55.6)	602.4
Capital expenditures	63.5	37.0	39.2	31.2	17.6	4.7	193.2
Year ended December 31, 2006
Net sales	$918.3	$724.8	$409.1	$389.6	$251.0	$21.9	$2,714.7
Total Adjusted EBITDA	206.6	128.7	81.9	104.8	31.7	(47.8)	505.9
Capital expenditures	52.7	27.6	34.6	32.5	3.8	13.9	165.1

	Specialty Chemicals	Performance Additives	Titanium Dioxide Pigments	Advanced Ceramics	Specialty Compounds	Corporate and other (b)	Eliminations (c)	Consolidated (d)
Identifiable assets as of:
December 31, 2008	$2,030.9	$829.8	$990.0	$879.9	$130.2	$541.4	$(224.9)	$5,177.3
December 31, 2007	$1,900.1	$1,344.3	$764.8	$843.6	$281.8	$464.3	$(159.1)	$5,439.8

(a)                This amount does not include $1.8 million and $68.3 million for the years ended December 31, 2007 and 2006, respectively, of Adjusted EBITDA from the former Groupe Novasep segment which was sold on January 9, 2007; $37.6 million and $35.3 million for the years ended December 31, 2007 and 2006, respectively, of Adjusted EBITDA from the Electronics segment sold on December 31, 2007; and $5.4 million, $12.0 million and $12.0 million for the years ended December 31, 2008, 2007 and 2006, respectively, of Adjusted EBITDA from the pool and spa chemicals business sold on October 10, 2008.

(b)               This includes $50.7 million and $47.4 million of assets from legacy businesses at December 31, 2008 and 2007, respectively. These businesses were formerly owned primarily by Dynamit Nobel.

(c)                Amounts contained in the “Eliminations” column represent the individual subsidiaries’ retained interest in their cumulative net cash balance (deposits less withdrawals) included in the corporate centralized cash system and within the identifiable assets of the respective segment. These amounts are eliminated as the corporate centralized cash system is included in the Corporate and other segment’s identifiable assets.

(d)               This amount does not include $75.1 million of identifiable assets at December 31, 2007 from the pool and spa chemicals business sold in October 2008. Total identifiable assets including these amounts were $5,514.9 million at December 31, 2007.

The following table represents summarized geographic information with net sales based on seller’s location:

	Year ended December 31,
($ in millions)	2008	2007	2006
Net sales:
Germany	$1,371.0	$1,298.6	$1,140.6
United States	890.2	852.5	842.1
Rest of Europe	799.3	655.1	515.1
Rest of World	319.6	259.0	216.9
	$3,380.1	$3,065.2	$2,714.7

The following table presents the Company’s long-lived assets located in the regions indicated:

	December 31,
($ in millions)	2008	2007
Long-lived assets:
Germany	$791.5	$798.7
Rest of Europe	456.9	261.5
United States	293.4	239.1
Rest of World	210.4	209.2
	$1,752.2	$1,508.5

The increase in long-lived assets is due to acquisitions completed in 2008.

On a segment basis, the Company defines Adjusted EBITDA as operating income excluding depreciation and amortization, certain non-cash gains and charges, certain other special gains and charges deemed by senior management to be non-recurring gains and charges and certain items deemed by senior management to have little or no bearing on the day-to-day operating performance of its business segments and reporting units. The adjustments made to operating income directly correlate with the adjustments to net income in calculating Adjusted EBITDA on a consolidated basis pursuant to the senior secured credit agreement, which reflects management’s interpretations thereof. The indenture governing the 2014 Notes and the facility agreement related to the Titanium Dioxide Pigments venture excludes certain adjustments permitted under the senior credit agreement. Senior management uses Adjusted EBITDA on a segment basis as the primary measure to evaluate the ongoing performance of the Company’s business segments and reporting units.

The Company uses Adjusted EBITDA on a segment basis to assess its operating performance. Because the Company views Adjusted EBITDA on a segment basis as an operating performance measure, the Company uses income (loss) from continuing operations before taxes as the most comparable GAAP measure. The following table presents a reconciliation of income (loss) before taxes to Adjusted EBITDA on a segment GAAP basis:

			Titanium
	Specialty	Performance	Dioxide	Advanced	Specialty	Corporate
($ in millions)	Chemicals	Additives	Pigments	Ceramics	Compounds	and other	Consolidated
Year ended December 31, 2008
Income (loss) from continuing operations before taxes	$166.5	$(470.6)	$(266.3)	$61.3	$(92.8)	$(140.2)	$(742.1)
Interest expense (a)	56.2	30.4	37.9	34.2	9.3	63.1	231.1
Interest income	(1.2)	1.3	(0.2)	(0.2)	(0.5)	(5.2)	(6.0)
Depreciation and amortization	69.7	67.2	56.3	47.0	11.3	7.4	258.9
Impairment charges	—	456.6	247.7	—	105.2	—	809.5
Restructuring and other severance costs	17.2	10.3	0.2	4.5	0.7	2.4	35.3
Systems/organization establishment expenses	2.7	5.1	3.4	0.3	0.4	1.0	12.9
Acquisition and disposal costs	—	0.9	—	—	0.4	0.4	1.7
Inventory write-up charges	0.8	1.5	3.3	1.3	—	—	6.9
Gain on early extinguishment of debt (b)	—	—	—	—	—	(4.0)	(4.0)
(Gain) loss on sale of assets and other	(1.3)	—	1.1	0.1	—	(2.3)	(2.4)
Acquired in-process research and development	—	2.6	—	0.3	—	—	2.9
Foreign exchange loss (gain), net	2.9	0.3	(0.3)	1.4	—	28.0	32.3
Other	(0.5)	1.5	—	—	—	0.9	1.9
Total Adjusted EBITDA (c)	$313.0	$107.1	$83.1	$150.2	$34.0	$(48.5)	$638.9
Year ended December 31, 2007
Income (loss) from continuing operations before taxes	$165.4	$62.5	$6.0	$50.9	$11.8	$(144.9)	$151.7
Interest expense (a)	42.0	19.5	32.4	33.8	9.4	82.2	219.3
Interest income	—	(1.6)	(0.2)	0.3	(0.3)	(9.7)	(11.5)
Depreciation and amortization	54.4	57.6	42.4	40.5	11.2	5.6	211.7
Restructuring and other severance costs	2.6	2.2	—	2.5	—	4.7	12.0
Systems/organization establishment expenses	(0.4)	2.8	—	1.1	0.6	0.1	4.2
Acquisition and disposal costs	0.1	0.1	1.6	—	0.5	—	2.3
Inventory write-up charges	0.1	5.5	—	0.1	—	—	5.7
Loss on early extinguishment of debt (b)	—	1.4	—	—	1.1	16.1	18.6
Refinancing expenses	—	—	—	—	—	0.9	0.9
(Gain) loss on sale of assets and other	(0.2)	0.2	0.5	—	—	(5.2)	(4.7)
Foreign exchange gain, net	(0.6)	(0.2)	—	(1.2)	—	(5.8)	(7.8)
Other	(1.2)	0.7	—	0.1	—	0.4	—
Total Adjusted EBITDA (c)	$262.2	$150.7	$82.7	$128.1	$34.3	$(55.6)	$602.4
Year ended December 31, 2006
Income (loss) from continuing operations before taxes	$110.1	$70.0	$18.5	$36.4	$12.5	$(126.1)	$121.4
Interest expense (a)	49.3	11.4	29.2	31.6	9.6	68.8	199.9
Interest income	(4.6)	(1.6)	(0.3)	(0.1)	(0.2)	4.4	(2.4)
Depreciation and amortization	47.5	43.6	36.1	33.1	8.7	5.4	174.4
Impairment charges	2.2	—	—	—	—	—	2.2
Restructuring and other severance costs (d)	2.0	1.2	—	1.1	—	1.0	5.3
Systems/organization establishment expenses	0.1	1.3	—	1.3	0.9	7.1	10.7
Acquisition and disposal costs	1.0	0.1	—	—	—	0.8	1.9
Inventory write-up charges	—	0.8	—	0.1	0.2	—	1.1
Loss (gain) on sale of assets and other	0.3	0.4	0.1	0.1	—	(1.2)	(0.3)
Foreign exchange loss (gain), net	0.4	0.1	—	—	—	(9.1)	(8.6)
Other	(1.7)	1.4	(1.7)	1.2	—	1.1	0.3
Total Adjusted EBITDA (c)	$206.6	$128.7	$81.9	$104.8	$31.7	$(47.8)	$505.9

(a)

Includes (losses) gains of $(51.5) million, $(32.2) million and $7.2 million for the years ended December 31, 2008, 2007 and 2006, respectively, representing the movement in the mark—to-market valuation of the Company’s interest rate and cross-currency hedging instruments

(b)

This amount does not include $1.8 million and $68.3 million for the years ended December 31, 2007 and 2006, respectively, of Adjusted EBITDA from the former Groupe Novasep segment which was sold on January 9, 2007; $37.6 million and $35.3 million for the years ended December 31, 2007 and 2006, respectively, of Adjusted EBITDA from the Electronics segment sold on December 31, 2007; and $5.4 million, $12.0 million and $12.0 million for the years ended December 31, 2008, 2007 and 2006, respectively, of Adjusted EBITDA from the pool and spa chemicals business sold on October 10, 2008.

(c)	Includes inventory write—downs of $0.4 million recorded in cost of products sold for the year ended December 31, 2006.

The summary of segment information above includes “Adjusted EBITDA,” a financial measure used by the Company’s chief decision maker and senior management to evaluate the operating performance of each segment.

Items excluded from Adjusted EBITDA

Certain items are added to or subtracted from income (loss) from continuing operations before taxes to derive Adjusted EBITDA, as defined below. These items include the following:

•                  Impairment charges:  In the fourth quarter of 2008, the Company recorded goodwill impairment charges of $809.5 million in several businesses (see Note 7, “Goodwill,” for further details).  In 2006, the Company recorded an impairment charge of $2.2 million related to the write-down of property, plant and equipment within the Fine Chemicals business of the Specialty Chemicals segment.

•                  Restructuring and other severance costs:  Charges of $35.3 million, $12.0 million and $5.3 million (including $0.4 million of charges recorded in cost of products sold in the Consolidated Statements of Operations in 2006) were recorded in 2008, 2007 and 2006, respectively, for miscellaneous restructuring activities, including facility closures, headcount reductions and severance costs (see Note 16, “Restructuring And Other Severance Costs,” for further details).

•                  Systems/organization establishment expenses:  In 2008, expenses of $12.9 million were recorded primarily related to the integration of businesses acquired in the Specialty Chemicals, Performance Additives and Titanium Dioxide Pigments segments. In 2007, expenses of $4.2 million were recorded primarily related to the integration of businesses acquired in the Performance Additives and Advanced Ceramics segments. For 2006, expenses of $10.7 million were recorded related to professional fees incurred regarding systems and internal control documentation in connection with the Sarbanes-Oxley Act of 2002 and fees relating to the implementation of a new consolidation software system.

•                  Acquisition and disposal costs:  Costs of $1.7 million, $2.3 million and $1.9 million were recorded in 2008, 2007 and 2006, respectively, in connection with potential and actual acquisitions and dispositions.

•                  Inventory write-up charges:  Under SFAS No. 141, Business Combinations, all inventories acquired in an acquisition must be revalued to “fair value.” This resulted in a consequential reduction in gross profit of $6.9 million, $5.7 million and $1.1 million for the years ended December 31, 2008, 2007 and 2006, respectively, as the inventory was sold in the normal course of business. The reduction in gross profit in 2008 was primarily related to the acquisition of Holliday Pigments in the Performance Additives segment and the completion of the Titanium Dioxide Pigments venture.  The reduction in gross profit in 2007 was primarily related to the acquisition of the Elementis plc business. In 2006, the reduction in gross profit was primarily due to acquisitions made in 2006 and the end of 2005 in the Performance Additives, Advanced Ceramics and Specialty Compounds segments.

•                  (Gain) loss on early extinguishment of debt:  In the fourth quarter of 2008, the Company redeemed €11.0 million of the 2014 Notes at a discount and recorded a gain of $4.0 million. In the second quarter of 2007, the Company paid a redemption premium of $14.5 million to redeem long-term debt and wrote off $4.1 million of deferred financing costs associated with the redemption of the 2011 Notes.

•                  Refinancing expenses:  In March 2007, the Company expensed $0.9 million related to the fourth amendment of the senior secured credit agreement to refinance all outstanding borrowings under the tranche F term loans with new tranche G term loans.

•                  Gain on sale of assets and other:  The Company recorded gains, net of $2.4 million, $4.7 million and $0.3 million in 2008, 2007 and 2006, respectively, related to asset sales. The gain recorded in 2008 primarily relates to the sale of land that was acquired as part of the acquisition of Dynamit Nobel in 2004.  The gain reported in 2007 primarily relates to the sale of the U.S. wafer reclaim business.

•                  Acquired in-process research and development:  Under SFAS No. 141, Business Combinations, acquired in-process research and development costs are charged to expense as of the acquisition date. For the year ended December 31, 2008, the Company expensed $2.9 million primarily related to the acquisition of Holliday Pigments in August 2008 in the Performance Additives segment. These acquired in-process research and development costs are included in selling, general and administrative expenses in the Consolidated Statements of Operations.

•                  Foreign exchange loss (gain):  For 2008, foreign exchange losses of $32.3 million were recorded primarily due to the impact of the weaker pound sterling as of December 31, 2008 versus December 31, 2007 related to non-operating euro-denominated transactions. For the year ended December 31, 2007 and 2006, foreign exchange gains of $7.8 million and $8.6 million, respectively, were recorded primarily related to euro-denominated debt, cash and inter-company loans.

•                  Other:  In 2008, the company recorded expenses of $1.9 million which includes fees incurred in connection with the secondary offering of the Company’s common stock in June 2008.

4. ACQUISITIONS:

Pursuant to the Company’s business strategy of achieving profitable growth through selective acquisitions, the Company has acquired several businesses in recent years. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, any goodwill resulting from acquisitions is tested for impairment at least annually.

On August 31, 2007, the Company completed the acquisition of the global color pigments business of Elementis plc for a purchase price of approximately $140.0 million.  This acquisition includes facilities in North America, Europe and China and is included in the Color Pigments and Services business, which is part of the Performance Additives segment. The results of this acquired business prior to the acquisition date of August 31, 2007 are not included in the consolidated financial statements for the year ended December 31, 2007.

On August 11, 2008, the Company completed the acquisition of Holliday Pigments, the leading global manufacturer of technical grade ultramarine blue and manganese violet pigments, from Yule Catto & Co. plc for a purchase price of approximately €46.0 million ($68.6 million using an August 11, 2008 exchange rate of €1.00 = $1.4909). Holliday Pigments manufactures inorganic ultramarine pigments for a wide range of applications, including plastics, cosmetics, coatings and inks. Holliday Pigments was incorporated into the Color Pigments and Services business, which is part of the Performance Additives segment. The results of Holliday Pigments prior to the acquisition date of August 11, 2008 are not included in the consolidated financial statements for the year ended December 31, 2008.  The allocation of the purchase price to the identifiable assets acquired is preliminary and is subject to change, with estimated completion during the first half of 2009.

On September 1, 2008, the Company completed the formation of a venture with Kemira that focuses on specialty titanium dioxide pigments. The venture combines the Company’s titanium dioxide pigments and functional additives businesses, which are part of the Titanium Dioxide Pigments segment, including its production facility in Duisburg, Germany, and Kemira’s titanium dioxide business, including Kemira’s titanium dioxide plant in Pori, Finland.  The Company has consolidated this venture and has reported Kemira’s interest as noncontrolling interest in the consolidated financial statements. The Company owns 61% of the venture with Kemira owning the remaining portion.  The venture’s acquisition of the shares of the Rockwood and Kemira entities was facilitated by the borrowings under a term loan of €250.0 million on September 3, 2008 ($362.5 million using a September 3, 2008 exchange rate of €1.00 =  $1.4498).  The venture made a payment of €97.5 million ($141.4 million using a September 3, 2008 exchange rate) to the venture’s minority shareholder. In addition, the venture obtained a €30.0 million ($41.9 million) revolving credit facility to finance its operations and the venture has assumed debt of €24.2 million ($33.8 million) from Kemira, primarily due to a defined benefit pension plan. The Company estimates that the potential exposure range for assumed environmental liabilities is from $14.0 million to $25.3 million. At December 31, 2008, $14.0 million of related reserves are recorded.  The results of Kemira’s titanium dioxide business prior to the formation of the venture on September 1, 2008 are not included in the consolidated financial statements for the year ended December 31, 2008.  The purchase accounting allocation is preliminary and is subject to change, with estimated completion during 2009.

On September 4, 2008, the Company completed the acquisition of Nalco Holdings, Inc.’s (“Nalco”) Finishing Technologies business for a purchase price of approximately $75.0 million. Nalco’s Finishing Technologies business provides chemicals and services for pre-treating of metal and is part of the Surface Treatment business within the Specialty Chemicals segment.  The results of Nalco’s Finishing Technologies business prior to the acquisition date of September 4, 2008 are not included in the consolidated financial statements for the year ended December 31, 2008.  The allocation of the purchase price to the identifiable assets acquired is preliminary and is subject to change, with estimated completion during the first half of 2009.

In addition to the acquisitions described above, the Company has completed other smaller acquisitions in 2008, 2007 and 2006. Depending on the timing and complexity involved, the purchase price allocation to the net assets acquired for certain acquisitions completed within the last year was preliminary as of December 31, 2008.

The above acquisitions were not material on an individual basis, or in the aggregate.

5. INVENTORIES:

Inventories are comprised of the following:

	December 31,
($ in millions)	2008 (a)	2007
Raw materials	$203.8	$184.6
Work-in-process	74.2	60.7
Finished goods	355.3	275.5
Packaging materials	7.7	6.1
Total	$641.0	$526.9

(a)	The increase from December 31, 2007 is primarily related to the Titanium Dioxide Pigment venture and other acquisitions, net of the impact of currency changes.

6. PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment, net is comprised of the following:

	December 31,
($ in millions)	2008	2007
Land	$155.6	$157.0
Buildings and improvements, including land improvements	594.6	491.7
Machinery and equipment	1,394.7	1,128.1
Furniture and fixtures	117.9	100.8
Mining rights	86.3	86.3
Construction-in-progress	95.7	112.2
Property, plant and equipment, at cost	2,444.8	2,076.1
Less accumulated depreciation and amortization	(692.6)	(567.6)
Property, plant and equipment, net	$1,752.2	$1,508.5

Depreciation expense was $179.1 million, $144.8 million and $123.0 million for the years ended December 31, 2008, 2007 and 2006, respectively.

In addition, property, plant and equipment at December 31, 2008 and 2007 includes items recorded under capital leases as follows:

	December 31,
($ in millions)	2008	2007
Buildings and improvements, including land improvements	$49.5	$53.2
Machinery and equipment	3.0	0.3
Furniture and fixtures	6.0	5.7
	58.5	59.2
Accumulated depreciation	(9.2)	(8.1)
Total	$49.3	$51.1

At December 31, 2008, minimum payments due under capital leases are as follows:

($ in millions)
Years ended December 31:
2009	$6.5
2010	6.2
2011	5.5
2012	5.2
2013	4.8
Thereafter	40.8
Total	$69.0

During the fourth quarter of 2006, management performed an impairment review of a business within the Fine Chemicals division of the Specialty Chemicals segment due to poor profitability and recorded an impairment charge of $2.2 million to write-down the full value of machinery and equipment.

7.  GOODWILL:

In the fourth quarter of 2008, the Company tested the recoverability of goodwill as part of its annual review.  In connection with the determination of fair value of the reporting units, the Company made significant estimates and assumptions with respect to those reporting units and engaged independent valuation specialists to assist with this review. The first step of the review indicated that the fair values of the Color Pigments and Services, Timber Treatment Chemicals, Clay-based Additives, Titanium Dioxide Pigments, Specialty Compounds and Rubber Chemicals reporting units were less than their carrying values, thus requiring the Company to complete the second step of the impairment review. To compute the amount of the impairment under step two, SFAS No. 142 prescribes that the Company determine the implied fair value of goodwill in the same manner as if the Company had acquired those reporting units.  Specifically, the Company allocated the fair value of the reporting units to all of the assets, including any unrecognized intangible assets and liabilities of that unit, in a hypothetical calculation that would yield the implied fair value of goodwill.  The impairment loss is measured as the difference between the book value of the goodwill and the implied fair value of the goodwill.  Based on these results, the Company recorded goodwill impairment charges in the Color Pigments and Services business ($293.2 million), Timber Treatment Chemicals business ($88.3 million) and Clay-based Additives business ($75.1 million) within the

Performance Additives segment; Titanium Dioxide Pigments segment ($247.7 million); and Specialty Compounds segment, including the Rubber Chemicals business ($105.2 million).  The goodwill impairment charges were attributed to the significant drop in global stock valuations, the substantial reduction in the market valuation of Rockwood and comparable companies, and the continuing negative global economic and market outlook.  In particular, the downturn in the construction industry has had a negative impact on a number of the Company’s businesses.

Prior to completing the assessment of goodwill for impairment during the fourth quarter of 2008, the Company performed a recoverability test of certain long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. As a result, the Company concluded that there was no impairment of those assets in the fourth quarter of 2008.

Below are goodwill balances and activity by segment:

($ in millions)	Specialty Chemicals	Performance Additives	Titanium Dioxide Pigments	Advanced Ceramics	Specialty Compounds	Total
Balance, December 31, 2006	$597.6	$457.8	$158.6	$223.2	$118.5	$1,555.7
Acquisitions	34.9	23.3	—	13.3	—	71.5
FIN 48 tax adjustments (a)	(6.1)	—	(1.6)	(2.2)	—	(9.9)
Other tax adjustments (b)	(4.5)	—	(1.2)	(1.6)	(1.7)	(9.0)
Foreign exchange and other (c)	62.2	12.8	16.5	25.8	4.4	121.7
Balance, December 31, 2007	684.1	493.9	172.3	258.5	121.2	1,730.0
Post closing purchase price consideration (d)	(18.8)	—	(6.0)	(5.0)	—	(29.8)
Goodwill impairment charges	—	(456.6)	(247.7)	—	(105.2)	(809.5)
Acquisitions	9.7	34.9	114.8	25.3	—	184.7
Foreign exchange and other (c)	(27.0)	(72.2)	(33.4)	(9.0)	(16.0)	(157.6)
Balance, December 31, 2008	$648.0	$—	$—	$269.8	$—	$917.8

(a)                See Note 10, “Income Taxes,” for details regarding the adoption of FIN 48.

(b)               As disclosed in Note 10, “Income Taxes,” adjustments were recorded in the fourth quarter of 2007 related to prior year tax computations within Specialty Chemicals ($4.5 million), Titanium Dioxide Pigments ($1.2 million), Advanced Ceramics ($1.6 million) and Specialty Compounds ($1.5 million).

(c)                Consists primarily of foreign currency changes.

(d)               In March 2008, the Company entered into an agreement with GEA Group and GEA North America to settle all existing and future environmental claims in consideration of payment to the Company of €18.8 million ($29.1 million) which was received on March 28, 2008. This payment was considered an adjustment to the purchase price per the claims settlement agreement between the Company and GEA Group and its subsidiary. As a result, the Company has reported this as an adjustment to the purchase price with a credit to goodwill in the first quarter of 2008. See Note 19, “Commitments and Contingencies,” for further details.

8. OTHER INTANGIBLE ASSETS:

Other intangible assets, net consist of:

	As of December 31, 2008			As of December 31, 2007
($ in millions)	Gross Carrying Amount (a)	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Patents and other intellectual property	$411.9	$(142.0)	$269.9	$395.6	$(116.7)	$278.9
Trade names and trademarks	141.5	(27.1)	114.4	146.6	(23.0)	123.6
Customer relationships	372.2	(79.1)	293.1	273.0	(57.3)	215.7
Supply agreements	57.3	(6.3)	51.0	29.6	(2.9)	26.7
Other	61.7	(35.3)	26.4	57.7	(26.7)	31.0
Total	$1,044.6	$(289.8)	$754.8	$902.5	$(226.6)	$675.9

(a)           The increase from December 31, 2007 is primarily related to the impact of acquisitions, net of the impact of currency changes.

Amortization of other intangible assets was $79.8 million, $66.9 million and $51.4 million for the years ended December 31, 2008,

2007 and 2006, respectively.

Estimated amortization expense for each of the five succeeding fiscal years is as follows:

($ in millions)	Amortization
Year ended	Expense
2009	$77.0
2010	75.4
2011	71.1
2012	65.4
2013	63.9

9. LONG-TERM DEBT:

Long-term debt and loans payable are summarized as follows:

	December 31,
($, € and £ in millions)	2008	2007
Senior secured credit facilities:
Tranche A-1 term loans (€22.8 and €29.3, respectively)	$31.9	$42.8
Tranche A-2 term loans (€99.4 and €127.8, respectively)	138.9	186.5
Tranche E term loans	1,104.9	1,116.4
Tranche G term loans (€265.2 and €267.9, respectively)	370.5	390.9
2014 Notes (€364.0 and $200.0 and €375.0 and $200.0, respectively)	708.5	747.1
Titanium Dioxide Pigments venture term loans (€250.0 as of December 31, 2008)	349.3	—
Capitalized lease obligations (€34.3 and €34.1, respectively)	47.9	49.7
Other loans	59.3	24.2
Preferred stock of subsidiary (£12.0 as of December 31, 2007)	—	23.8
	2,811.2	2,581.4
Less current maturities	(90.9)	(107.4)
	$2,720.3	$2,474.0

Maturities of long-term debt are as follows:

($ in millions)
2009	$90.9
2010	113.5
2011	122.1
2012	1,474.9
2013	233.9
Thereafter	775.9
$2,811.2

Senior Secured Credit Facilities

a) Structure

In connection with the Dynamit Nobel Acquisition, the Company entered into a senior secured credit agreement on July 30, 2004 (“Credit Agreement”).  See Long-Term Debt table above for senior secured credit facility balances as of December 31, 2008 and 2007.

On March 23, 2007, the Company entered into the fourth amendment to the senior secured credit agreement, which among other things, (i) provided for approximately €269.3 million of tranche G loans, the proceeds of which were used to repay in full the outstanding borrowings under the tranche F term loans, (ii) permitted the Company to repay its outstanding 2011 Notes any time on or after May 15, 2007 without a corresponding repayment of term loans under the Credit Agreement, and (iii) resets substantially all of the baskets contained in the restrictive covenants and elsewhere in the Credit Agreement. The refinancing of the tranche F loans with the tranche G loans effectively reduced the interest rate on the tranche G term loans by 50 basis points. The Company did not incur any additional borrowings under the fourth credit amendment. In March 2007, the Company expensed $0.9 million related to the fourth amendment of the senior secured credit agreement.

b) Availability

The senior secured credit facilities consist of the term loan tranches listed above as well as a senior secured revolving credit facility in an aggregate principal amount of $250.0 million made available in U.S. dollars, euros and/or pounds sterling. A portion of the revolving credit facility is available in the form of letters of credit and swingline loans. Under the terms of the amendments, the Company may, under certain circumstances and subject to receipt of additional commitments from existing lenders or other eligible institutions, request that the tranche E term loans and/or the revolving credit commitments be increased by an aggregate amount of up to $250.0 million. As of December 31, 2008 the Company had no outstanding borrowings under the revolving credit facility, and $24.8 million of letters of credit issued on its behalf.

Amounts borrowed under the term loan facilities, other than the revolving credit facility, that are repaid or prepaid may not be reborrowed.

c) Interest and Fees

The interest rates per year under the tranche A-1 and A-2 term loan facilities are EURIBOR plus 1.75%. EURIBOR is the euro inter-bank offered rate. The interest rate per year, at the Company’s option, under the tranche E term loan facility is LIBOR plus 1.50% or ABR plus 0.75% (for the year ended December 31, 2008, the Company elected option (i)  LIBOR plus 1.50%).  LIBOR is the London inter-bank offered rate. ABR is the alternate base rate, which is the higher of Credit Suisse’s prime rate and the federal funds effective rate plus 0.5%. The interest rate per year under the tranche G term loan facility is EURIBOR plus 1.75%. The interest rates under the revolving credit facility are, at the Company’s option, LIBOR plus 1.75% or, ABR plus 1.00%  (for the year ended December 31, 2008, the Company elected option (i) LIBOR plus 1.75%). In each case, the interest rates per year are subject to step-downs determined by reference to a performance test.

The Company may elect interest periods of one, two, three or six months (or in the case of revolving credit loans, nine or twelve months, to the extent available from all lenders under the revolving credit facility) for LIBOR borrowings. Interest is payable quarterly in the case of ABR loans and at the end of each interest period and, in any event, at least every three months, in the case of LIBOR borrowings.

The senior secured credit facilities require payment of customary commitment, letter of credit and other fees.

d) Guarantees; Security

Obligations under the senior secured credit facilities are guaranteed by Rockwood Specialties International, Inc. and each of Rockwood Specialties Group Inc.’s existing and subsequently acquired or organized direct or indirect domestic subsidiaries, subject to certain exceptions, and are secured by first-priority security interests in: substantially all the tangible and intangible assets of the Company and its direct or indirect domestic subsidiaries, subject to exceptions; all the capital stock of or other equity interest in the Company and each of its direct or indirect domestic subsidiaries; a maximum of 65% of the capital stock of or other equity interests in each direct foreign subsidiary of either Group or of any domestic subsidiary of the Company.

e) Maturity, Amortization and Prepayments

The tranche A-1 and A-2 term loans will mature on July 30, 2011 and amortize at escalating percentages on a semi-annual basis. The tranche E term loans and tranche G term loans will mature on July 30, 2012 and amortize on a semi-annual basis with each repayment amount prior to maturity to be equal to 0.5% of the principal amount of the former tranche C term loans and tranche D term loans, respectively. The revolving credit facility will mature on July 30, 2010.

In addition, the Company is required to make the following mandatory prepayments of the term loans under the senior secured credit facilities, in each case subject to certain exceptions, with:

•                  100% of the net cash proceeds of all sales or other dispositions by the Company or any of its restricted subsidiaries under the senior secured credit facilities of assets other than net cash proceeds (a) from the sale or other disposition of assets in the ordinary course of business, (b) of certain disposals permitted under the senior secured credit agreement (including the proceeds of sales or transfers of accounts receivable (including pursuant to a securitization) in the amount of up to $200.0 million at any time) or (c) that are reinvested in the Company and its restricted subsidiaries within twelve months of the sale or other disposition (subject to extension in certain circumstances).

•                  100% of the net cash proceeds of issuances of certain debt obligations.

 •               50% of excess cash flows, as defined, in respect of any fiscal year at the end of which the consolidated total debt to consolidated EBITDA ratio is equal to or greater than 3.50 to 1.0, reduced by any amounts reinvested during the first six months of the year and voluntary prepayments.

f) Financial Covenants

The senior secured credit facilities contain the following financial covenants:

•                  a consolidated total net debt to consolidated Adjusted EBITDA test;

•                  a consolidated Adjusted EBITDA to consolidated cash interest expense test; and

•                  limitations on capital expenditures.

For purposes of calculating compliance with the financial covenants as of any date, foreign currency denominated indebtedness is to be converted to U.S. dollars based on average exchange rates for the twelve-month period ending on such date. In addition to the financial covenants described above, the Company’s senior secured credit facilities contain various affirmative and restrictive covenants. The restrictive covenants limit the Company’s ability to, among other things, incur indebtedness and other liabilities; create liens; merge or consolidate; dispose of assets; make investments; pay dividends and make payments to shareholders; make payments on certain indebtedness or to amend documents related to certain indebtedness and to enter into sale leaseback transactions. In connection with the fourth amendment of the senior secured credit agreement, substantially all of the baskets relating to the above restrictions were reset.

2011 Notes— On May 15, 2007, the Company redeemed its outstanding 10 5/8% Senior Subordinated Notes due 2011 in the aggregate principal amount of $273.4 million. In connection with this debt repayment, the Company paid redemption premiums of $14.5 million and wrote off deferred financing costs of $4.1 million.

2014 Notes—In November 2004, the Company issued  €375.0 million aggregate principal amount of 7.625% senior subordinated notes and $200.0 million aggregate principal amount of 7.500% senior subordinated notes, both due in 2014 (“2014 Notes”). The 2014 Notes are  pari passu  to future senior subordinated indebtedness and junior to all of the Company’s existing and future senior indebtedness. The 2014 Notes are guaranteed on a senior subordinated unsecured basis by certain of the Company’s domestic subsidiaries. In the fourth quarter of 2008, the Company redeemed €11.0 million of its 2014 Notes at a discount and recorded a gain of $4.0 million.

Titanium Dioxide Pigments venture term loans, revolving credit facility and other assumed debt—During June 2008, as amended in August 2008, the Titanium Dioxide Pigments venture entered into a facility agreement that provides for a term loan facility in an aggregate amount of €250.0 million and a revolving credit facility in an aggregate amount of €30.0 million ($41.9 million), both maturing on June 17, 2013. On September 3, 2008, the Titanium Dioxide Pigments venture borrowed €250.0 million ($349.3 million) under the term loan facility. As of December 31, 2008, there were no outstanding borrowings under the revolving credit facility. The interest rate on the loans is EURIBOR (or LIBOR if the currency is in USD) plus 3%, subject to a step down determined by reference to a leverage ratio test. The term loan shall be repaid in installments over a five-year period from the date of the facility agreement, with payments commencing twelve months from such date; both loans may be repaid in advance without penalty. In addition, the Titanium Dioxide Pigments venture has assumed debt of €24.2 million ($33.8 million) at December 31, 2008 from Kemira, primarily due to a defined benefit plan, at interest rates ranging from 3.75% to 5.00%.

The facility agreement requires the venture to meet the following financial covenants:

•                  a net debt to EBITDA (which is substantially similar to the definition of Adjusted EBITDA in the Company’s senior secured credit agreement) test;

•                  a EBITDA to cash interest expense test; and

•                  a cash generated for financing activities to debt service test.

The covenants are calculated in accordance with International Financial Reporting Standards and are based solely on the results of the venture.

Other term loan facilities— The Company has euro-denominated term loan facilities that provide aggregate outstanding borrowings of approximately €9.2 million ($12.9 million) as of December 31, 2008. These term loans mature between 2009 and 2016 and bear annual interest rates ranging up to 12.41%. In addition, the Company has a term loan facility denominated in Chinese Renminbi, providing for borrowings of an aggregate U.S. dollar equivalent amount of $12.4 million as of December 31, 2008. This term loan matures in 2010 and bears an annual interest rate of 7.56%. The term loan facilities described above contain customary events of default and some of them are secured by mortgages or accounts receivable.

Preferred stock of subsidiary—Chemetall Plc., a Rockwood subsidiary, had previously issued 12.0 million shares of preferred stock, which were redeemed at their par value (£1) on July 3, 2008.

Fair Value—The Company estimates that its debt under the senior secured credit facilities and Titanium Dioxide Pigments venture facility agreement, based on current interest rates and terms, approximates fair value. Based on quoted market values at December 31, 2008, the Company estimates the fair value of its 2014 Notes approximated $501.0 million.

Derivative Contracts— The Company has historically entered into interest rate swaps to manage its exposure to changes in interest rates related to variable rate debt. As of December 31, 2008, these contracts cover notional amounts of $610.0 million (at interest rates ranging from 4.864% to 5.038%) and €499.9 million (at interest rates ranging from 2.995% to 4.416%). These derivative contracts effectively convert a majority of the senior secured credit obligations and the obligations under the Titanium Dioxide Pigments term loan facility to fixed rate obligations. These swaps will mature between November 2009 and July 2012.

The Company has elected not to apply hedge accounting for these interest rate swaps and has recorded the mark-to-market of these derivatives as a component of interest expense in the Consolidated Statements of Operations. These transactions increased interest expense by $53.9 million and $16.3 million in 2008 and 2007, respectively and decreased interest expense by $15.7 million in 2006, of which (losses) gains of $(51.7) million, $(29.8) million and $9.4 million in 2008, 2007 and 2006, respectively, represented mark-to-market adjustments. The related asset and liability on the contracts’ marked-to-market adjustments is reflected in “Other assets” and “Other liabilities,” respectively, in the Consolidated Balance Sheets.

During 2003, the Company entered into cross-currency interest rate swaps with notional amounts aggregating $78.2 million that effectively converted $78.2 million U.S. dollar borrowings into euro-based obligations at an effective interest rate of EURIBOR plus 4%. In connection with the July 2003 refinancing, the Company reduced the notional amounts of this cross-currency hedge, with current notional amounts of $19.3 million and €17.0 million. These contracts have final maturity dates of July 2010. These transactions increased interest expense by $0.7 million, $2.6 million and $1.3 million in 2008, 2007 and 2006, respectively, of which gains (losses) of $0.2 million $(2.4) million and $(2.2) million in 2008, 2007 and 2006, respectively, represented mark-to-market adjustments.

In connection with the offering of the 2014 Notes, the Company entered into cross-currency interest rate swaps with a five year term and a notional amount of €155.6 million that effectively convert the U.S. dollar fixed rate debt in respect of the 2014 dollar-denominated notes sold into euro fixed rate debt. The Company designated this contract as a hedge of the foreign currency exposure of its net investment in its euro-denominated operations. There was no ineffective portion of the net investment hedge as of December 31, 2008. The Company does not expect any of the loss on the net investment hedge residing in other comprehensive income at December 31, 2008 to be reclassified into earnings in 2009.

In addition, the Company has designated the remaining portion of its euro-denominated debt that is recorded on its U.S. books as a net investment hedge of its euro-denominated investments (euro debt of €652.0 million at December 31, 2008; $910.9 million). As a result, any foreign currency gains and losses resulting from the euro-denominated debt discussed above is accounted for as a component of accumulated other comprehensive income for as long as the hedge remains effective. There was no ineffective portion of the net investment hedge as of December 31, 2008. The Company does not expect any of the loss on the net investment hedge residing in other comprehensive income at December 31, 2008 to be reclassified into earnings in 2009.

In December 2008, the Company entered into foreign currency forward contracts to manage its exposure to fluctuations in currency rates on third-party sales denominated in a currency other than the functional currency of the legal entity. The instruments were designated as foreign exchange cash flow hedges and are effective at generating offsetting changes in the fair value or cash flows of the hedged item or transaction. For the year ended December 31, 2008, the Company reported after-tax gains of $0.2 million in accumulated other comprehensive income relating to the change in fair value of derivatives designated as foreign exchange cash flow hedges.  It is expected that cumulative gains of $0.2 million as of December 31, 2008 will be reclassified into earnings within the next twelve months.  There was no gain or loss reclassified from accumulated other comprehensive income into earnings as a result of the discontinuance of cash flow hedges due to the probability of the original forecasted transaction not occurring.  As of December 31, 2008, the maximum length of time over which the Company has hedged its exposure to movements in foreign exchange rates for forecasted transactions is twelve months.

As of December 31, 2008, $1,493.8 million of the debt outstanding was denominated in euros.

10. INCOME TAXES:

Income (loss) from continuing operations before income taxes is as follows:

	Year Ended December 31,
($ in millions)	2008	2007	2006
United States	$(395.2)	$(44.6)	$(29.0)
Foreign	(346.9)	196.3	150.4
	$(742.1)	$151.7	$121.4

The provision (benefit) for taxes on income consisted of the following:

	Year Ended December 31,
($ in millions)	2008	2007	2006
Current income tax expense:
Federal	$(0.4)	$2.7	$—
State	1.6	6.6	3.0
Foreign	39.4	35.1	28.0
	40.6	44.4	31.0
Deferred income tax expense:
Federal	3.2	4.9	11.4
State	(0.1)	(1.3)	1.1
Foreign	(32.4)	25.4	23.9
	(29.3)	29.0	36.4
Allocation from discontinued operations:
Federal	(23.7)	(9.3)	(6.1)
State	—	(1.8)	—
	(23.7)	(11.1)	(6.1)
Allocation from other comprehensive income:
Federal	(11.5)	—	—
State	—	—	—
	(11.5)	—	—
Total (benefit) provision for taxes	$(23.9)	$62.3	$61.3

Amounts are reflected in the preceding table based on the location of the taxing authorities. Changes in enacted rates impact the tax provision in the year a rate change is enacted.

The income tax provision from continuing operations has been reduced by $35.2 million, $11.1 million and $6.1 million for the years ended December 31, 2008, 2007 and 2006, respectively, through allocations from discontinued operations and other comprehensive income in accordance with the Company’s policy disclosed in Note 1, “Description of Business and Summary of Significant Accounting Policies,” as the Company had both a loss in continuing operations and a net profit in other categories including discontinued operations and other comprehensive income in the United States.

Deferred income taxes are provided for the effects of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. The deferred tax assets and liabilities are determined by applying the enacted tax rate in the year in which the temporary difference is expected to reverse.

The tax effects of the major items recorded as deferred tax assets and liabilities are as follows:

	December 31,
($ in millions)	2008	2007
Current deferred income tax assets:
Allowance for doubtful accounts	$1.8	$1.5
Restructuring	2.8	3.8
Derivative instruments	10.0	7.4
Other current reserves and accruals	5.6	7.2
Valuation allowance	(7.1)	(4.5)
Total current deferred income tax assets	13.1	15.4
Noncurrent deferred income tax assets:
Investment basis difference	57.1	57.7
Pension and postretirement benefits	37.3	30.9
Tax loss carryforwards and credits	43.9	59.6
Other noncurrent reserves and accruals	20.5	16.0
Foreign exchange on debt	54.3	61.7
Valuation allowance	(77.6)	(95.4)
Total noncurrent deferred income tax assets	135.5	130.5
Noncurrent deferred income tax liabilities:
Derivative instruments	0.6	(11.7)
Goodwill and other intangibles	(94.3)	(123.1)
Property, plant and equipment	(127.8)	(92.8)
Total noncurrent deferred income tax liabilities	(221.5)	(227.6)

Net deferred income tax liability	$(72.9)	$(81.7)

Reconciliations of the U.S. statutory income tax rate to the effective tax rate are as follows:

	Year Ended December 31,
	2008	2007	2006
Federal statutory rate	35.0%	35.0%	35.0%
State taxes, net of federal effect	(0.1)	1.5	2.2
Foreign/U.S. tax differential	(1.3)	1.2	(2.4)
Goodwill	(26.4)	0.3	1.2
(Decrease) increase in valuation allowance	(4.8)	7.1	16.4
Debt instruments	(3.5)	15.4	2.3
Allocation to discontinued operations	4.7	(7.3)	(5.0)
Noncontrolling interest	(0.1)	(1.9)	—
Foreign tax rate reductions	0.2	(7.3)	—
Other	(0.5)	(2.9)	0.8
Effective tax rate	3.2%	41.1%	50.5%

The effective income tax rate compared to the federal statutory rate was negatively impacted by non-deductible book goodwill impairments.

The Company’s U.S. operations are included in a consolidated federal income tax return. The amount of current and deferred tax expense is computed on a separate entity basis for each member of the group based on applying the principles of SFAS No. 109.

As of December 31, 2008, the Company has U.S. federal and foreign corporate tax loss carryforwards (excluding state and local amounts) of approximately $197.6 million, of which $43.5 million expire in years 2009 through 2028 and of which $154.1 million have no current expiration date. Included in the U.S. federal and foreign carryforwards are U.S. federal tax loss carryforwards of $24.1 million that expire in years through 2027, of which $1.2 million are subject to limitations. The Company also has state and local tax loss carryforwards of approximately $204.5 million expiring in years 2009 through 2028.

The worldwide valuation allowance decreased by $15.2 million to $84.7 million at December 31, 2008. Of this amount, $42.1 million was a charge to income tax expense, $16.3 million represents a decrease to other comprehensive income, $35.4 million was reversed primarily as a result of the reduction in U.S. deferred tax assets due to the sale of the pool and spa chemicals business and $2.8 million represents a decrease recorded to goodwill. The remainder related to foreign currency translation adjustments and other balance sheet items.

The valuation allowance as of December 31, 2008 and 2007 is attributable to deferred tax assets related to certain items, such as tax loss carryforwards in the United States, including certain states, and foreign countries for which it is more likely than not that the related tax benefits will not be realized. It is the Company’s policy that the valuation allowance is decreased or increased in the year management determines that it is more likely than not that the deferred tax assets will be realized.

A table reflecting the activity in the valuation allowance is as follows:

($ in millions)	Balance at Beginning of Period	Additions Charged to Expense	Reductions Resulting from Discontinued Operations	Additions Acquired	Other Comprehensive Income and Other	Balance at End of Period
Valuation allowance
For the year ended December 31, 2008	$99.9	$42.1	$(35.4)	$(2.8)	$(19.1)	$84.7
For the year ended December 31, 2007	98.1	4.7	(47.3)	1.6	42.8	99.9
For the year ended December 31, 2006	48.9	16.1	—	—	33.1	98.1

At December 31, 2008 and 2007, the Company had undistributed foreign earnings of $881.7 million and $840.4 million, respectively, which the Company intends to be permanently reinvested. The Company has determined that it is not practicable to compute a deferred tax liability for foreign withholding taxes or U.S. income taxes on these earnings. The foreign currency gains recorded in other comprehensive income related to intercompany debt and foreign currency translation have not been tax affected in accordance with the indefinite reversal criteria.

The Company records liabilities for potential assessments in various tax jurisdictions. The liabilities relate to tax return positions which, although supportable by the Company, may be challenged by the tax authorities. The Company adjusts these liabilities as a result of changes in tax legislation, interpretations of laws by Courts, rulings by tax authorities, changes in estimates and the closing of the statute of limitations. The Company’s effective tax rate in any given year includes the impact of any changes to these liabilities. Favorable resolution of an issue would generally be recognized as a reduction to the Company’s annual tax rate.

The Company adopted the provisions of FIN 48 on January 1, 2007. The total amount of unrecognized tax benefits as of the date of adoption was $44.1 million. In conjunction with the adoption of FIN 48, the Company has classified uncertain tax positions as non-current income tax liabilities (other liabilities) unless expected to be paid within one year. Previously, accrued income tax liabilities were classified as current liabilities. As of December 31, 2008, the total amount of unrecognized tax benefits was $29.8 million. A reconciliation of the beginning and ending balances of the total amounts of unrecognized tax benefits is as follows:

($ in millions)	2008	2007
Unrecognized tax benefits at January 1	$41.2	$44.1
Increases in tax positions for prior years	9.1	15.5
Decreases in tax positions for prior years	(2.9)	(15.4)
Increases in tax positions for current year	3.8	10.5
Decreases due to settlements with taxing authorities	(2.6)	(14.2)
Lapse in statute of limitations	(0.1)	(0.7)
Foreign exchange	(0.5)	1.4
Unrecognized tax benefits at December 31, before reconciling item	48.0	41.2
Reconciling item: Offset against deferred tax assets	(18.2)	(14.5)
Unrecognized tax benefits at December 31	$29.8	$26.7

In accordance with both FIN 48 and the Company’s policy, where tax losses can be carried back or forward to offset liabilities for uncertain tax benefits, then deferred tax assets associated with such tax losses are netted against both liabilities for uncertain tax benefits arising in the same year as the assets, and also liabilities for uncertain tax benefits arising in different years. This policy results in an $18.2 million reduction in FIN 48 liabilities and deferred tax assets as of December 31, 2008.

Included in the balance of unrecognized tax benefits at December 31, 2008 are $29.4 million of tax benefits that, if recognized, would affect the effective tax rate and $0.4 million that, if recognized, would result in an adjustment to other tax accounts.

The Company recognizes interest and penalties related to unrecognized tax benefits in its income tax provision. The Company had accrued $4.3 million for interest and penalties as of December 31, 2007. During the year ended December 31, 2008, the accrual for interest and penalties was increased by $2.8 million to $7.1 million.

The Company is currently under audit in certain jurisdictions and during the next twelve months, it is reasonably possible that resolution of these audits could result in a benefit of up to $1.3 million or a cost of up to $26.1 million. Audit outcomes and the timing of audit settlements are subject to significant uncertainty.

The Company is subject to taxation in the U.S., various states, and foreign jurisdictions. The Company’s tax filings in major jurisdictions are open to investigation by tax authorities; in the U.S. from 2000, in the U.K. from 2007 and in Germany from 2000.

Tax law changes were enacted in Germany and the U.K. in the third quarter of 2007 and in Italy in the fourth quarter of 2007. The change in law and tax rates had an impact on the existing deferred tax assets and liabilities recorded in those jurisdictions. The impact of the change in the law and tax rates was recorded as a discrete tax benefit in the income tax provision for the year ended December 31, 2007. If the tax law changes had not occurred, the effective tax rate would have been 47.9% for the year ended December 31, 2007.

11. OPERATING LEASE OBLIGATIONS:

The following is a schedule of minimum future rentals under the terms of noncancelable operating leases as of December 31, 2008:

($ in millions)
Years ended December 31:
2009	$17.3
2010	13.8
2011	9.7
2012	7.0
2013	4.7
Thereafter	11.5
Total	$64.0

Rent expense under all operating leases was $28.3 million, $24.7 million and $25.3 million for the years ended December 31, 2008, 2007, 2006, respectively. Rent escalations and other lease concessions are reflected on a straight-line basis over the minimum lease term. Minimum future rentals include the effect of any index or rate that was applicable at lease inception.

12. STOCK-BASED COMPENSATION:

The Company has in place the 2008 Amended and Restated Stock Purchase and Option Plan of Rockwood Holdings, Inc. and Subsidiaries (the “Plan”). Under the Plan, the Company may grant stock options, restricted stock and other stock-based awards to the Company’s employees and directors and allow employees and directors to purchase shares of its common stock. There are 10,000,000 authorized shares available for grant under the Plan. The aggregate compensation cost for stock options, restricted stock units and Board of Director stock grants recorded under the Plan, as discussed below, caused income from continuing operations before taxes to decrease by $4.1 million, $3.9 million and less than $0.1 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Restricted Stock—Restricted stock of the Company can be granted with or without payment of consideration with restrictions on the recipient’s right to transfer or sell the stock. In December 2007, the Company awarded 167,951 performance restricted stock units to management and key employees, which will vest on December 31, 2010 as long as the employee continues to be employed by the Company on such date and based upon the achievement of certain performance targets as approved by the Compensation Committee. The number of shares of the Company’s common stock ultimately awarded upon vesting is determined based on the Company’s achievement of specified performance criteria over the period January 1, 2008 - December 31, 2010.  The performance measures for these awards were set, and effectively granted, in February 2008 once the audit of the Company’s financial statements for 2007 was complete.

Certain employees have “company-wide performance targets,” for which vesting is based on the achievement of specified annualized Adjusted EBITDA and earnings per share growth levels, while others have “divisional performance targets” for which vesting is based on a particular division’s achievement of annualized Adjusted EBITDA growth. The Company granted a “target amount” of performance restricted stock units, whereby if the specified performance target is met, shares of the Company’s common stock would be awarded upon vesting of these units. However, these awards provide the employee with the possibility of earning from 0% to 200% of the share targeted units granted based upon performance versus the target.

In December 2008, the Company granted 320,867 time restricted stock units to management and key employees, which will vest on December 31, 2011 as long as the employee continues to be employed by the Company on such date.

The compensation cost related to restricted stock units of the Company caused income from continuing operations before taxes to decrease by $0.2 million and $1.8 million for the years ended December 31, 2008 and 2007, respectively. The total tax benefit recognized related to restricted stock was $0.1 million and $0.2 million for the year ended December 31, 2008 and 2007, respectively. The weighted average grant date fair value of the restricted shares granted in 2008 and 2007 were $16.57 and $31.94, respectively, per stock unit. As of December 31, 2008, there was $5.4 million of unrecognized compensation cost related to restricted stock units determined in accordance with SFAS No. 123R, which is expected to be recognized over a weighted-average period of approximately 2.4 years.

A summary of the status of the Company’s nonvested restricted stock granted pursuant to the Plan at December 31, 2008 and 2007 and changes during the year ended December 31, 2008 is presented below:

	Shares	Weighted Average Fair Value
	(‘000)
Nonvested at December 31, 2007	226	$31.89
Granted	489	16.57
Vested	(1)	20.70
Forfeited	(14)	32.03
Nonvested at December 31, 2008	700	$21.56

In December 2008, the Company approved 606,256 performance restricted stock units to be awarded to management and key employees which will vest on December 31, 2011 as long as the employee continues to be employed by the Company on this date and upon the achievement of certain performance targets approved by the Compensation Committee. The number of shares of the Company’s common stock ultimately awarded upon vesting is determined based on the achievement of specified performance criteria over the period January 1, 2009 - December 31, 2009. However, in accordance with SFAS No. 123R, the Company did not recognize any compensation cost in 2008 for this issuance because the performance measures that will form the basis for vesting of these restricted stock units were not known as of December 31, 2008. These performance measures will be set once the Company’s 2009 performance targets are approved by the Compensation Committee, at which point compensation cost for these awards will be determined.

Stock Purchase—Eligible employees and directors can purchase shares of the Company’s common stock at prices as determined by its board of directors. There were no stock purchases by eligible employees and directors in 2008 or 2007.

Board of Directors Stock Grant—The Company granted 9,167 shares of its common stock to its independent directors during the year ended December 31, 2008. Compensation cost related to directors stock grant caused income from continuing operations before taxes and net income to decrease by $0.3 million and $0.1 million for the years ended December 31, 2008 and 2007, respectively.

Board of Directors Stock Options—Stock options granted to directors under this Plan shall have an exercise price at least equal to the fair market value of the Company’s common stock on the date of grant. Options available for grant under this Plan are time options which have a life of ten years from the date of grant and vest in three equal annual installments on each of the first three anniversaries of the grant date.  In the year ended December 31, 2008, the Company granted 6,211 stock options to a new director under this Plan.

Stock Options—Stock options granted to employees under the Plan shall have an exercise price at least equal to the fair market value of the Company’s common stock on the date of grant. The Company has granted two types of options under the Plan (time and performance options).

•                  Time-Based Stock Options - Time options granted prior to 2004 have a life of ten years from the date of grant and vest as follows: 10% in year one, 10% in year two, 25% in year three, 25% in year four and 30% in year five. Time options granted in 2004 have a life of ten years from the date of grant and vest in installments of 20% on each of the first five anniversaries of the grant date. Time options granted in May 2007 have a life of seven years and vest in three equal annual installments on each of the first three anniversaries of December 31, 2006; time options granted in December 2007 have a life of seven years and vest in three equal annual installments on each of the first three anniversaries of December 31, 2007; and time options granted in December 2008 have a life of seven years and vest in three equal annual installments on each of the first three anniversaries of December 31, 2008. In 2008, the Company granted 948,784 time-based stock options to management and key employees under the Plan.

•                  Performance-Based Stock Options - Performance options have a life of ten years and become exercisable with respect to 20% of the total performance options granted upon the achievement of certain performance targets. Performance options become exercisable on the eighth anniversary of the grant date to the extent that the options have not become otherwise exercisable or have not been terminated. Certain option holders have “company-wide performance targets,” for which targets are based on the achievement by the Company of certain implied equity values. Other option holders have “divisional performance targets,” for which targets are based on a particular division’s achievement of annual or cumulative Adjusted EBITDA.

The compensation cost related to stock options of the Company caused income from continuing operations before taxes to decrease by $3.6 million, $2.0 million and $0.1 million in the years ended December 31, 2008, 2007 and 2006, respectively. The total tax benefit recognized related to stock options was $0.4 million, $0.3 million and less than $0.1 million in the years ended December 31, 2008, 2007 and 2006, respectively. As discussed in Note 1, “Description of Business and Summary of Significant Accounting Policies,” the Company is recording compensation cost for the nonvested portion of awards issued after February 2005, which is the date the Company first filed a registration statement with the SEC.

As of December 31, 2008, there was $9.1 million of unrecognized compensation cost related to nonvested stock options determined in accordance with SFAS No. 123R, which is expected to be recognized over a weighted-average period of approximately 2.2 years.

The weighted-average fair value of options granted during the years ended December 31, 2008, 2007 and 2006 was $4.26, $10.41 and $9.46, respectively. The fair value of stock options granted in the years ended December 31, 2008, 2007 and 2006 are estimated on the date of grant using the Black-Scholes option pricing model that used the assumptions noted in the following table:

	Year ended December 31,
	2008	2007	2006
Expected term (in years)	4.5	4.5	6.8
Expected volatility	54%	30%	30%
Risk-free rate	1.6%	4.2%	4.8%
Expected dividends	N/A	N/A	N/A

The expected term represents the period of time that options granted are expected to be outstanding based on the simplified method for determining expected term of an employee share option (in accordance with SAB No. 107 and 110). As Rockwood became a public company in August 2005, there is not a long period of history of the Company’s share price. As a result, the Company’s expected term was based on the simplified method.  The expected volatility for awards granted in December 2008 is based on historical share prices of the Company since it became a public company.  For awards granted prior to December 2008, the expected volatility was based on the expected volatilities of comparable peer companies that are publicly traded as Rockwood became a public Company in August 2005 and did not have a long period of history of the Company’s share price.  The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. Expected dividends are not applicable as the Company currently does not pay and does not expect to pay a dividend on its shares.

In addition, SFAS No. 123R requires the recognition of expense only for awards that will eventually vest.  This requires pre-vesting forfeitures to be estimated at the time of grant and modified, if necessary, if actual forfeitures differ from estimated forfeitures.  The Company’s forfeiture rates are based upon historical share-based equity award cancellations.

The total intrinsic value of stock options exercised during the years ended December 31, 2008, 2007 and 2006 was $3.6 million, $2.1 million and less than $0.1 million, respectively. Cash received from option exercises during 2008 was $2.4 million. The total tax benefit realized from options exercised in 2008 was $0.2 million. The total fair value of shares vested during the years ended December 31, 2008, 2007 and 2006 was $4.3 million, $3.4 million and $2.0 million, respectively.

During 2008, the Company extended the exercise period of 193,165 fully vested share options held by four employees and accelerated the vesting of 55,857 share options held by six employees. As a result of the modifications, the Company recognized additional expense of $0.2 million for the year ended December 31, 2008.

A summary of the status of the Company’s options granted pursuant to the Plan at December 31, 2008 and 2007 and changes during the year ended December 31, 2008 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(‘000)		(years)	($ in millions)
Outstanding at December 31, 2007	4,730	$18.50
Granted	955	9.38
Exercised	(157)	15.05
Forfeited	(300)	15.73
Outstanding at December 31, 2008	5,228	$17.10	5.05	$—

Options vested at December 31, 2008 and expected to vest in the future (a)	4,214	$18.77	4.62	$—

Options exercisable at December 31, 2008	3,095	$17.54	4.50	$—

(a)           The number of options expected to vest takes into account an estimate of expected forfeitures.

13. EMPLOYEE BENEFIT PLANS:

The Company maintains various defined benefit pension plans, which cover certain employees in the U.S., U.K., Germany, Finland and other countries. Two subsidiaries in the United States provide various retirees with postretirement benefits, principally health care benefits. In addition, the Company provides certain retired employees in Germany with postretirement benefits for private health insurance premiums.

Funding requirements and investment policies for the Company’s various defined benefit plans are governed by local statutes and fiduciary standards outlined below.

The following tables provide a reconciliation of the benefit obligations, plan assets and the funded status of the plans, along with the amounts recognized in the Consolidated Balance Sheets and the weighted average assumptions used. The Company uses a December 31 measurement date for all of its plans.

	Pension Benefits
	U.S. Plans		Non-U.S. Plans
($ in millions)	2008	2007	2008	2007
Change in benefit obligation:
Benefit obligation at beginning of year	$27.7	$28.2	$475.2	$483.3
Service cost	0.2	0.2	7.5	7.2
Interest cost	1.7	1.6	28.6	21.5
Plan participants’ contributions	—	—	0.5	0.7
Actuarial loss (gain)	1.1	(1.6)	(29.8)	(54.2)
Benefits paid	(1.1)	(0.7)	(28.0)	(20.9)
Acquisitions	—	—	170.6	—
Foreign exchange (gain) loss	—	—	(52.2)	36.9
Effect of curtailment/settlement	—	—	—	(2.1)
Other	0.2	—	(1.8)	2.8
Benefit obligation at end of year	$29.8	$27.7	$570.6	$475.2
Change in fair value of plan assets:
Fair value of plan assets at beginning of year	$26.7	$23.4	$130.6	$120.0
Actual return on assets	(7.7)	2.4	(42.6)	3.4
Employer contributions	1.1	1.6	5.3	7.0
Plan participants’ contributions	—	—	0.5	0.7
Benefits paid from fund	(1.1)	(0.7)	(8.6)	(4.1)
Acquisitions	—	—	157.3	—
Foreign exchange (loss) gain	—	—	(30.9)	3.6
Other	—	—	(1.9)	—
Fair value of plan assets at end of year	$19.0	$26.7	$209.7	$130.6
Funded status	$(10.8)	$(1.0)	$(360.9)	$(344.6)
Amounts recognized in the consolidated balance sheets:
Current liabilities	$—	$—	$(13.6)	$(12.2)
Noncurrent liabilities (a)	(10.8)	(1.0)	(347.3)	(332.4)
Net amount recognized	$(10.8)	$(1.0)	$(360.9)	$(344.6)
Amounts recognized in accumulated other comprehensive income:
Net actuarial losses (gains)	$11.0	$(0.2)	$6.3	$(17.0)
Prior service cost	0.1	0.1	—	—
Accumulated other comprehensive loss (income)	$11.1	$(0.1)	$6.3	$(17.0)
Accumulated benefit obligation	$29.8	$27.5	$530.2	$443.7
Information for pension plans with an accumulated benefit obligation in excess of plan assets:
Accumulated benefit obligation	$29.8	$11.8	$503.7	$427.2
Fair value of plan assets	$19.0	$10.8	$178.9	$106.2

Weighted-average assumptions used to determine benefit obligations at December 31:
Discount rate	6.18%	6.26%	6.02%	5.53%
Rate of compensation increase	N/A	N/A	3.13%	3.33%

(a)                Balances include $10.7 million and $10.9 million as of December 31, 2008 and 2007, respectively, related to pension obligations for certain pension plans in Germany which are reported as “Other Liabilities” in the Consolidated Balance Sheets.

	U.S. Plans			Non-U.S. Plans
($ in millions)	2008	2007	2006	2008	2007	2006
Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:
Discount rate	6.26%	5.76%	5.69%	5.53%	4.62%	4.18%
Expected return on plan assets (a)	8.28%	8.28%	8.29%	6.00%	5.19%	4.83%
Rate of compensation increase	N/A	N/A	4.50%	3.31%	3.19%	2.67%
Components of net pension benefit costs:
Service cost	$0.2	$0.2	$0.9	$7.5	$7.2	$6.8
Interest cost	1.7	1.6	1.6	28.6	21.5	19.0
Expected return on assets	(2.2)	(2.0)	(1.7)	(10.9)	(6.5)	(5.4)
Net amortization of actuarial losses (gains)	—	0.1	0.1	(0.5)	(1.0)	0.6
Net periodic pension (benefit) cost	(0.3)	(0.1)	0.9	24.7	21.2	21.0
SFAS 88 settlement/curtailment	—	—	(0.4)	—	—	1.1
Total pension (benefit) cost	$(0.3)	$(0.1)	$0.5	$24.7	$21.2	$22.1

(a)                The expected return on plan assets reflects the asset mix of the underlying plan assets along with the expected returns within each asset category, based on the local market. See “Investment policies and strategies” below.

Pension plans have the following weighted-average asset allocations at December 31, 2008 and 2007:

	U.S. Plans		Non-U.S. Plans
	2008	2007	2008	2007
Equity securities	58%	59%	39%	47%
Debt securities	42%	41%	46%	37%
Real estate	0%	0%	1%	4%
Other, including cash and cash equivalents	0%	0%	14%	12%

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

($ in millions)	U.S. Plans	Non-U.S. Plans
2009	$1.1	$33.2
2010	1.2	33.7
2011	1.4	34.5
2012	1.5	36.2
2013	1.7	36.2
Years 2014 - 2018	10.3	186.7
Expected employer contributions (a):
2009	$2.8	$6.7

(a)                  Expected employer contributions include only contributions to plan assets.

In 2009, the Company expects to recognize $0.8 million of previously unrecognized actuarial losses.

	Other Postretirement Benefits
($ in millions)	2008	2007
Change in benefit obligation:
Benefit obligation at beginning of year	$4.8	$4.9
Service cost	0.2	0.2
Interest cost	0.3	0.3
Actuarial gain	(0.2)	(0.4)
Benefits paid	(0.2)	(0.2)
Benefit obligation at end of year	$4.9	$4.8

Funded status	$(4.9)	$(4.8)
Amounts recognized in the consolidated balance sheets:
Current liabilities	$(0.3)	$(0.2)
Noncurrent liabilities	(4.6)	(4.6)
Net amount recognized	$(4.9)	$(4.8)
Amounts recognized in accumulated other comprehensive income:
Net actuarial gains	$(0.6)	$(0.4)
Prior service cost	(0.1)	(0.1)
Accumulated other comprehensive income	$(0.7)	$(0.5)

Weighted-average assumptions used to determine benefit obligations at December 31:
Discount rate	6.37%	6.25%
Rate of compensation increase	N/A	N/A

($ in millions)	2008	2007	2006
Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:
Discount rate	6.25%	5.75%	5.52%
Expected return on plan assets	N/A	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A
Components of other postretirement benefit costs:
Service cost	$0.2	$0.2	$0.2
Interest cost	0.3	0.3	0.3
Net amortization of prior experience gains	(0.1)	(0.1)	(0.1)
Total pension cost	$0.4	$0.4	$0.4

	2008	2007
Other Postretirement Benefit Plans
Assumed health care cost trend rates at December 31 (hourly plan/salaried plan):
Health care cost trend rate assumed for the following year	10.00% - 11.00%	10.00% - 12.00%
Ultimate trend rate (rate to which the cost trend rate is assumed to decline)	4.75% - 5.00%	4.75% - 5.00%
Year that the rate reaches the ultimate trend rate	2014	2014

($ in millions)	1% Decrease	1% Increase
2008 Healthcare cost trend rate sensitivity analysis:
Effect on annual total of service cost and interest cost	$—	$—
Effect on postretirement benefit obligation	(0.3)	0.4

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Other Post-
($ in millions)	retirement
2009	$0.2
2010	0.3
2011	0.3
2012	0.4
2013	0.4
Years 2014 - 2018	2.7
Expected employer contributions (a):
2009	$—

(a)                Expected employer contributions include only contributions to plan assets.

Plans with projected benefit obligations in excess of plan assets—The Company’s defined benefit plans all had projected benefit obligations in excess of plan assets.

Contributions—During the year ended December 31, 2008, the Company made contributions of approximately $6.4 million to its defined benefit pension trusts and an additional $19.6 million in benefit payments directly to plan participants. For 2009, the Company expects to make payments of approximately $9.5 million as contributions to pension trusts plus benefit payments directly to plan participants of approximately $18.4 million.

Investment policies and strategies—The Company’s plans have varying statutory and plan governance requirements. For example, U.K. plan investments are limited to listed securities not affiliated with the Company or the investment advisor and equities are divided between domestic and foreign equity. U.S. plan investments are generally limited to mutual funds. Although the Company has representatives of local management involved in the governance of all plans, some plans or statutes also have representation by workers, employee unions, and/or corporate-level executives.

Plans in Finland, the U.K. and the U.S. represent over 85% of total plan assets. In these countries, the general investment objectives are to maximize the expected return on the plans’ assets without unduly prejudicing the security of the members’ accrued benefits and with sufficient liquidity to meet current plan cash flow requirements. As each plan is locally governed, asset allocations may vary between plans. Most plans do not have fixed targets but vary their investment allocations based on plan trustees’ consultation with professional investment advisors as to whether these allocations remain appropriate in light of relative investment performance and risk and/or actuarial changes related to plan participants. In 2008, the plans were targeted to investment allocations within certain ranges that approximate the following:

	U.S. Plans	Non-U.S. Plans
Equity securities	61%	47%
Debt securities	39%	38%
Other	0%	15%

Expected long-term rate of return on assets—The long-term rate of return on assets listed above is the average of expected returns developed for each plan weighted by each plan’s assets, as of January 1 of the year measured. Rates of return have been estimated based on various asset-appropriate price and yield indices, adjusted for projected inflation and long-term dividend growth.

Other Retirement Benefit Plans

Savings Plans—The Company sponsors various defined contribution plans for certain employees. Contributions under the plans are based on specified percentages of employee compensation. In aggregate, the Company’s contributions to these plans were $13.3 million, $10.6 million and $8.6 million in 2008, 2007 and 2006, respectively.

Multiemployer Plans—The Company participates in three multiemployer plans. Contributions under the plans are based on specified percentages of associate contributions. The Company’s contributions to the plans were $5.0 million, $4.8 million and $4.2 million and in 2008, 2007 and 2006, respectively.

14. EARNINGS PER SHARE:

Basic and diluted earnings per common share (“EPS”) were computed using the following share data:

	Year ended December 31,
($ in millions, except per share amounts; shares in thousands)	2008	2007	2006
EPS Numerator - Basic:
Amounts attributable to Rockwood Holdings, Inc.:
(Loss) income from continuing operations	$(634.6)	$81.5	$60.1
Income from discontinued operations	3.3	25.2	42.9
Gain on sale of discontinued operations, net of tax	42.9	210.4	—
Net (loss) income	$(588.4)	$317.1	$103.0

EPS Denominator - Basic:
Weighted average number of common shares outstanding	73,983	73,817	73,782

Basic (loss) earnings per common share attributable to Rockwood Holdings, Inc.:
(Loss) earnings from continuing operations	$(8.58)	$1.10	$0.81
Earnings from discontinued operations, net of tax	0.63	3.20	0.59
Basic (loss) earnings per common share	$(7.95)	$4.30	$1.40

EPS Numerator - Diluted:
Amounts attributable to Rockwood Holdings, Inc.:
(Loss) income from continuing operations	$(634.6)	$81.5	$60.1
Income from discontinued operations	3.3	25.2	42.9
Gain on sale of discontinued operations, net of tax	42.9	210.4	—
Net (loss) income	$(588.4)	$317.1	$103.0

EPS Denominator - Diluted:
Weighted average number of common shares outstanding	73,983	73,817	73,782
Effect of dilutive stock options and other incentives	—	2,462	1,262
Weighted average number of common shares outstanding and common stock equivalents	73,983	76,279	75,044

Diluted (loss) earnings per common share attributable to Rockwood Holdings, Inc.:
(Loss) earnings from continuing operations	$(8.58)	$1.07	$0.80
Earnings from discontinued operations, net of tax	0.63	3.09	0.57
Diluted (loss) earnings per common share	$(7.95)	$4.16	$1.37

Stock options under employee compensation plans representing common stock of 6,620,466 shares, 1,031,629 shares and 10,557 shares were outstanding as of December 31, 2008, 2007 and 2006, respectively, but were not included in the computation of diluted earnings per common share because their inclusion would have had an anti-dilutive effect.

15. WARRANTS:

In connection with the issuance of the redeemable convertible preferred stock in connection with the July 2003 refinancing, the Company issued warrants to an affiliate of KKR, exercisable at any time at a $14.61 per share exercise price, to purchase 958,315 additional shares of common stock of the Company. The warrants expire July 23, 2013. The Company has attributed a portion of the proceeds from issuance of the redeemable convertible preferred stock to the fair value of the warrants. The warrants were valued at $6.1 million and were recorded as a component of stockholders’ equity.

16. RESTRUCTURING AND OTHER SEVERANCE COSTS:

The Company records restructuring liabilities that represent charges incurred in connection with consolidations and cessations of certain of its operations, including operations from acquisitions, as well as headcount reduction programs. These charges consist primarily of severance and facility closure costs, in some cases including asset write-offs and impairments. Severance charges are based on various factors including the employee’s length of service, contract provisions, salary levels and local governmental legislation. At the time a related charge is recorded, the Company calculates its best estimate based upon detailed analysis. Although significant changes are not expected, actual costs may differ from these estimates.

During the year ended December 31, 2008, the Company expensed $17.7 million of restructuring charges. In the Performance Additives segment, the Company recorded $7.6 million primarily related to a restructuring plan implemented in the Color Pigments and Services business in connection with the integration of the businesses acquired from Elementis plc, including the reorganization and relocation of the North American Finance and IT services, and the closure of three manufacturing facilities in 2008.  This included $3.5 million of asset write-offs, $3.1 million of severance costs, and $0.7 million of facility closure costs primarily related to this plan.  In the Specialty Chemicals, Advanced Ceramics and Specialty Compounds segments, $8.2 million, $0.8 million and $0.7 million, respectively, were recorded primarily for miscellaneous headcount reductions.  In the Corporate and other segment, facility closure costs of $0.4 million were recorded related to the restructuring of the wafer reclaim business. In addition, “restructuring and other severance costs” in the Consolidated Statements of Earnings included other severance-related costs of $17.6 million related to headcount reductions undertaken throughout the Company.

During the year ended December 31, 2007, the Company expensed $12.0 million of restructuring charges. In the Corporate and other segment, facility closure and severance costs of $4.7 million were recorded, primarily related to the restructuring of the wafer reclaim business.  In addition, $2.6 million was recorded in the Specialty Chemicals segment, $2.5 million was recorded in the Advanced Ceramics segment and $2.2 million was recorded in the Performance Additives segment for miscellaneous headcount reductions and facility closures.

During the year ended December 31, 2006, the Company expensed $4.9 million of restructuring charges. In the Specialty Chemicals segment, $1.6 million was recorded for miscellaneous headcount reductions and the closure of an administrative office in Spain. In the Corporate and other segment, $1.0 million was recorded primarily related to the restructuring of the wafer reclaim business. This included severance and related costs for employees in connection with the closure of two wafer reclaim facilities. The Company closed a wafer reclaim facility in the U.K. in January 2006 and one of the facilities in the U.S. in March 2006. In addition, $1.2 million was recorded in the Performance Additives segment and $1.1 million was recorded in the Advanced Ceramics segment primarily for miscellaneous headcount reductions.

Selected information for the 2008 restructuring actions follows:

		Facility
	Severance	Closure	Relocation	Write-
($ in millions)	Costs	Costs	Costs	Downs	Total
2008
Liability balance, December 31, 2007	$—	$—	$—	$—	$—
Acquisitions (a)	5.6	—	—	—	5.6
Restructuring charge in 2008	11.8	0.9	0.3	3.5	16.5
Utilized	(4.9)	(0.9)	(0.1)	(3.5)	(9.4)
Foreign exchange and other	0.7	0.1	—	—	0.8
Liability balance, December 31, 2008	$13.2	$0.1	$0.2	$—	$13.5

  (a)         Relates primarily to the Titanium Dioxide Pigments venture and other bolt-on acquisitions.

In connection with the 2008 restructuring actions, the Company expects additional facility closure costs of approximately $2.5 million to be incurred in 2009. The 2008 actions are expected to be completed by the end of 2009.

Selected information for the 2007 restructuring actions follows:

		Facility
	Severance	Closure	Relocation	Write-
($ in millions)	Costs	Costs	Costs	Downs	Total
2007
Liability balance, December 31, 2006	$—	$—	$—	$—	$—
Acquisitions (a)	4.7	—	0.3		5.0
Restructuring charge in 2007	4.5	1.6	0.3	0.4	6.8
Utilized	(3.1)	(1.3)	(0.3)	(0.4)	(5.1)
Liability balance, December 31, 2007	6.1	0.3	0.3	—	6.7
Restructuring charge in 2008	0.6	—	—	—	0.6
Utilized	(2.9)	(1.4)	—	—	(4.3)
Foreign exchange and other	(2.5)	2.6	(0.1)	—	—
Liability balance, December 31, 2008	$1.3	$1.5	$0.2	$—	$3.0

(a)                Relates primarily to the acquisition of the global color pigments business of Elementis plc.

These actions are expected to be completed during 2009.

Selected information for the 2006 restructuring actions follows:

		Facility
	Severance	Closure	Relocation
($ in millions)	Costs	Costs	Costs	Total
2006
Liability balance, December 31, 2005	$—	$—	$—	$—
Acquisitions (a)	3.5	0.7	0.7	4.9
Restructuring charge in 2006	2.9	0.9	—	3.8
Utilized	(1.2)	(0.9)	—	(2.1)
Foreign exchange and other	(0.8)	—	—	(0.8)
Liability balance, December 31, 2006	4.4	0.7	0.7	5.8
Restructuring charge in 2007	1.8	3.2	—	5.0
Utilized	(4.5)	(1.6)	—	(6.1)
Foreign exchange and other	(0.4)	1.8	(0.6)	0.8
Liability balance, December 31, 2007	1.3	4.1	0.1	5.5
Restructuring charge in 2008	—	0.7	—	0.7
Utilized	(1.6)	(1.5)	—	(3.1)
Foreign exchange and other	0.4	(1.0)	(0.1)	(0.7)
Liability balance, December 31, 2008	$0.1	$2.3	$—	$2.4

(a)                Consists of severance costs related to the consolidation in 2007 of several U.K. facilities resulting from an acquisition by the Specialty Compounds segment.

The severance and relocation costs related to the acquisition in the Specialty Compounds segment are expected to be completed during 2009. The facility closure costs from the 2006 restructuring actions primarily relate to the restructuring of the wafer reclaim business and the closure of two wafer reclaim facilities. The facility closure costs are expected to be completed when a facility lease expires in 2018.

Selected information for the 2005 restructuring actions follows:

		Facility
	Severance	Closure
($ in millions)	Costs	Costs	Total
2005
Liability balance, December 31, 2005	$1.5	$—	$1.5
Restructuring charge in 2006	—	0.9	0.9
Utilized	(0.9)	(1.3)	(2.2)
Foreign exchange and other	(0.4)	0.9	0.5
Liability balance, December 31, 2006	0.2	0.5	0.7
Utilized	—	(0.2)	(0.2)
Foreign exchange and other	—	(0.1)	(0.1)
Liability balance, December 31, 2007	0.2	0.2	0.4
Restructuring charge in 2008	—	(0.1)	(0.1)
Utilized	—	—	—
Foreign exchange and other	(0.2)	(0.1)	(0.3)
Liability balance, December 31, 2008	$—	$—	$—

Selected information for the 2004 restructuring actions follows:

		Facility
	Severance	Closure	Relocation
($ in millions)	Costs	Costs	Costs	Total
2004
Liability balance, December 31, 2005	$10.6	$0.9	$0.4	$11.9
Restructuring charge in 2006	—	0.2	—	0.2
Utilized	(4.8)	(1.0)	(0.1)	(5.9)
Foreign exchange and other	(4.2)	—	—	(4.2)
Liability balance, December 31, 2006	1.6	0.1	0.3	2.0
Restructuring charge in 2007	—	0.2	—	0.2
Utilized	(0.9)	(0.1)	—	(1.0)
Foreign exchange and other	0.1	—	0.1	0.2
Liability balance, December 31, 2007	0.8	0.2	0.4	1.4
Utilized	(0.2)	(0.1)	—	(0.3)
Foreign exchange and other	(0.6)	(0.1)	(0.4)	(1.1)
Liability balance, December 31, 2008	$—	$—	$—	$—

Restructuring reserves by segment are as follows:

	December 31,
($ in millions)	2008	2007
Specialty Chemicals	$8.1	$3.4
Performance Additives	2.3	4.6
Titanium Dioxide Pigments	1.4	—
Advanced Ceramics	4.5	0.8
Specialty Compounds	0.5	2.4
Corporate and other	2.1	2.8
	$18.9	$14.0

17. FAIR VALUE MEASUREMENTS:

As discussed in Note 1, “Description of Business and Summary of Significant Accounting Policies,” SFAS No. 157, Fair Value Measurements, was issued in September 2006. This statement defines fair value, establishes a framework for measuring fair value in GAAP, and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. This statement does not require any new fair value measurements, but requires disclosure of how the fair values of any assets and liabilities that are measured at fair value on a recurring basis are determined. Certain provisions of this standard were effective for the Company as of January 1, 2008 and are disclosed below. However, the FASB has deferred the implementation of SFAS No. 157 by one year for non-financial assets and liabilities. Under SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115, entities are permitted to choose to measure many financial instruments and certain other items at fair value. The Company has elected not to measure any additional instruments at fair value under SFAS No. 159.

As of December 31, 2008, the only assets and liabilities that the Company currently measures at fair value on a recurring basis are derivatives and marketable securities. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1	—	Inputs are unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2	—

Inputs are directly or indirectly observable, which include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3	—

Inputs are unobservable inputs that are used to measure fair value to the extent observable inputs are not available. The Company does not have any financial assets or liabilities that are classified as Level 3 inputs as of December 31, 2008.

In accordance with the fair value hierarchy, the following table provides the fair value of the Company’s financial assets and liabilities that are required to be measured at fair value as of December 31, 2008:

	As of	Fair Value Measurements
	December 31, 2008	Level 1	Level 2	Level 3
Assets
Marketable securities (a)	$395.8	$395.8	$—	$—
Cash flow hedges (b)	1.1	—	1.1	—
Total assets at fair value	$396.9	$395.8	$1.1	$—

Liabilities
Interest rate swaps (c)	$65.4	$—	$65.4	$—
Cross-currency interest rate swaps (d)	4.8	—	4.8	—
Cross-currency interest rate swaps - net investment hedge (e)	16.4	—	16.4	—
Total liabilities at fair value	$86.6	$—	$86.6	$—

(a)                These primarily represent money market funds with an original maturity of three months or less.

(b)               In December 2008, the Company entered into foreign currency forward contracts to manage its exposure to fluctuations in currency rates on third-party sales denominated in a currency other than the functional currency of the legal entity.  These instruments were designated as foreign exchange cash flow hedges and were effective at generating offsetting changes in the fair value or cash flows of the hedged item or transaction. As a result, any foreign currency gains or losses related to changes in the fair value of these derivatives are accounted for as a component of accumulated other comprehensive income for as long as the hedge remains effective.

(c)                The Company has historically entered into interest rate swaps to manage its exposure to changes in interest rates related to variable rate debt. As of December 31, 2008, these contracts cover notional amounts of $610.0 million (at interest rates ranging from 4.864% to 5.038%) and €499.9 million (at interest rates ranging from 2.995% to 4.416%). These derivative contracts effectively convert a majority of the senior secured credit obligations and the obligations under the Titanium Dioxide Pigments term loan facility to fixed rate obligations. These swaps will mature between November 2009 and July 2012. The Company has elected not to apply hedge accounting for these interest rate swaps and has recorded the mark-to-market of these derivatives as a component of interest expense in the Consolidated Statements of Operations.

(d)               The Company entered into cross-currency interest rate swaps with current notional amounts of $19.3 million and €17.0 million that effectively convert U.S. dollar borrowings into euro-based obligations at an effective interest rate of EURIBOR plus 4%. These contracts have final maturity dates of July 2010. The Company has elected not to apply hedge accounting for these interest rate swaps and has recorded the mark-to-market of these derivatives as a component of interest expense in the Consolidated Statements of Operations.

(e)                In connection with the offering of the 2014 Notes, the Company entered into a cross-currency interest rate swap in November 2004 with a notional amount of €155.6 million that effectively converts the U.S. dollar fixed rate debt in respect of the 2014 dollar-denominated notes sold into euro fixed rate debt. This swap has a final maturity date of November 2009. The Company designated this contract as a hedge of the foreign currency exposure of its net investment in its euro-denominated operations. As a result, any foreign currency gains and losses resulting from the translation of this euro-denominated debt is accounted for as a component of accumulated other comprehensive income for as long as the hedge remains effective.

The fair values of marketable securities are based on unadjusted quoted market prices from various financial information service providers and securities exchanges. The fair values of derivatives are based on quoted market prices from various banks for similar instruments.  The valuation of these instruments reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including forward curves.

Counter-party risk

The Company manages counter-party risk by entering into derivative contracts with only major financial institutions of investment grade quality and by limiting the amount of exposure to each financial institution. The Company has considered credit adjustments in its determination of the fair value of its derivative assets and liabilities as of December 31, 2008 based on market participant assumptions. In addition, based on the credit evaluation of each institution comprising its derivative assets as of December 31, 2008, the Company believes the carrying values of these assets as of December 31, 2008 to be fully realizable.

18. ACCUMULATED OTHER COMPREHENSIVE INCOME ATTTRIBUTABLE TO ROCKWOOD HOLDINGS, INC:

Changes in accumulated other comprehensive income (loss) attributable to Rockwood Holdings, Inc. are as follows:

	Pension					Total
	related	Foreign	Intercompany	Net	Cash flow	accumulated
	adjustments,	currency	foreign currency	investment hedge,	hedges,	other comprehensive
($ in millions)	net of tax (a)	translation (b)	loans (b)	net of tax (c)	net of tax (d)	income (loss)
Balance at December 31, 2005	$(33.6)	$53.4	$0.5	$32.3	$(0.6)	$52.0
Period change	20.7	147.4	131.7	(107.1)	0.6	193.3
Effect of adoption of SFAS No. 158, net of tax	(11.3)	—	—	—	—	(11.3)
Balance at December 31, 2006	(24.2)	200.8	132.2	(74.8)	—	234.0
Period change	36.7	177.6	66.8	(108.3)	—	172.8
Foreign currency translation of entities sold, primarily Electronics business	—	(35.8)	—	—	—	(35.8)
Balance at December 31, 2007	12.5	342.6	199.0	(183.1)	—	371.0
Period change	(27.9)	(146.0)	(32.2)	38.9	0.2	(167.0)
Balance at December 31, 2008	$(15.4)	$196.6	$166.8	$(144.2)	$0.2	$204.0

(a)                The tax effect on the pension related adjustments is a benefit (expense) of $6.2 million, $(17.6) million and $(5.0) million for 2008, 2007 and 2006, respectively.

(b)               The foreign currency translation and intercompany loan adjustments are not adjusted for income taxes in accordance with the indefinite reversal criteria.

(c)                The tax effect on the net investment hedge is an (expense) benefit of $(2.0) million, $0.4 million and $6.7 million for 2008, 2007 and 2006, respectively.

(d)               The tax effect on the cash flow hedges is an expense of $0.3 million and $0.3 million for 2008 and 2006, respectively.

Gains and losses on intercompany foreign currency loans that are of a long-term investment nature for which settlement is not planned or anticipated in the foreseeable future are reported as a component of accumulated other comprehensive income.

On October 1, 2005, the Company designated the remaining portion of its euro-denominated debt that is recorded on its U.S. books as a net investment hedge of its euro-denominated investments. As a result, any foreign currency gains and losses resulting from this debt, effective October 1, 2005, is accounted for as a component of accumulated other comprehensive income for as long as the hedge remains effective.

19. COMMITMENTS AND CONTINGENCIES:

Legal Proceedings—The Company is involved in various legal proceedings, including commercial, intellectual property, product liability and environmental matters of a nature considered normal to its business. It is the Company’s policy to accrue for amounts related to these matters in accordance with SFAS No. 5, Accounting for Contingencies, if it is probable that a liability has been incurred and an amount can be reasonably estimated. It is the Company’s policy to disclose such matters when there is at least a reasonable possibility that a material loss may have been incurred.

In April 2005, Hospira Incorporated filed suit in Mecklenburg County, North Carolina Superior Court against one of the Company’s wholly-owned subsidiaries in its Specialty Compounds segment alleging claims for negligence, negligent misrepresentation, estoppel, fraud, third party beneficiary breach of contract and unfair trade practices as a result of the subsidiary providing PVC compound to its customer. Hospira is seeking damages of approximately $16.0 million for costs allegedly related to its recall and destruction of intravenous administration kits that incorporated components made with this compound, and further seeks treble damages of approximately $48.0 million, plus attorneys’ fees and interest, under the North Carolina unfair trade practice statute. The Court dismissed Hospira’s negligence and estoppel claims, but initially denied the subsidiary’s motion to dismiss the other claims. Following discovery, the Company’s subsidiary filed a motion for summary judgment to dismiss the remaining claims and, on November 9, 2007, the trial court granted the Company’s motion for summary judgment and dismissed all of the plaintiff’s claims. The plaintiff appealed this decision and, in early 2009, the appellate court affirmed on all counts with the exception of the negligence claim, which it reversed and remanded to the trial court. The Company will continue to vigorously defend this matter.  While the Company believes its subsidiary has meritorious defenses against Hospira’s claims and does not believe that resolution of this matter will have a material adverse effect on its business or financial condition, the Company cannot predict the ultimate outcome of this litigation and resolution of this claim may have a material adverse effect on its results of operations or cash flows in any quarterly or annual reporting period.

In addition, a subsidiary in the Specialty Chemicals segment that formerly manufactured sealants for insulating glass and resins for laminated glass prior to and after the sale of this business has been named as a defendant in several lawsuits relating to alleged negligent manufacturing of those products. Pursuant to the sale and purchase agreement with respect to the divested “glass” business, this subsidiary may be required to pay indemnity claims related to these lawsuits. Although the Company expects its subsidiary to have coverage under its product liability insurance policies should damages ultimately be awarded or agreed to, in such an event, its insurance may not cover such claims and, if not, its subsidiary may not have sufficient cash flow to pay these claims. Although the Company does not believe that resolution of these matters will have a material adverse effect on its business or financial condition, the Company cannot predict the ultimate outcome of this litigation, and the resolution of one or more of these claims may have a material adverse effect on its results of operations or cash flows in any quarterly or annual reporting period.

Although the Company expects to continue to pay legal fees in connection with the above matters and other legal actions related to chromated copper arsenate and other product liability matters, based on currently available facts, the Company does not believe that these actions will have a material effect on the financial condition, results of operations or liquidity of the Company.

Reserves in connection with product liability matters do not individually exceed $3.0 million and in the aggregate $8.0 million as of December 31, 2008. The Company’s reserve estimates are based on available facts, including damage claims and input from its internal and external legal counsel, past experience, and, in some instances where defense costs are being paid by its insurer, known insurance recoveries. The Company is unable to estimate the amount or range of any potential incremental charges should facts and circumstances change and may in the future revise its estimates based on new information becoming available. Further, the Company cannot predict the outcome of any litigation or the potential for future litigation.

Indemnity Matters— The Company may be indemnified by third parties in connection with certain matters related to acquired businesses.  For example, under the terms of the sale and purchase agreement, mg technologies ag (now known as GEA Group Aktiengesellschaft (“GEA Group”)) and its subsidiary MG North America Holdings, Inc. (now known as GEA North America Inc. (“GEA North America”)), were obligated to indemnify the Company for certain legal, tax and environmental liabilities and obligations that relate to the period prior to the closing, subject to certain limits and exclusions. Pursuant to these agreements, the Company has various claims for indemnification with GEA Group. However, in March 2008, the Company entered into an agreement with GEA Group and GEA North America to settle all existing and future environmental indemnities under the sale and purchase agreement relating to the Dynamit Nobel Acquisition in consideration of payment to the Company of €18.8 million ($29.1 million), which was received on March 28, 2008. Although the Company has no reason to believe that the financial condition of those parties who may have indemnification obligations to the Company is other than sound, in the event the Company seeks indemnity under any of these agreements or through other means, there can be no assurance that any party who may have obligations to indemnify the Company will adhere to their obligations and the Company may have to resort to legal action to enforce its rights under the indemnities. In cases where the Company’s indemnification claims to such third parties are uncontested, the Company expects to realize recoveries within the short term.

In addition, the Company may be subject to indemnity claims relating to properties or businesses it divested. The Company is required to indemnify the buyer of its former Electronics business, Groupe Novasep segment and pool and spa chemicals business. For example, the Company is required to indemnify the buyer of its Electronics business for certain known and unknown environmental actions which may arise in the future that relate to the period prior to the closing. In the opinion of management, and based upon information currently available, the ultimate resolution of any indemnification obligations owed to the Company or by the Company is not expected to have a material adverse effect on the Company’s financial condition, results of operations or cash flows, but may have a material adverse effect on the Company’s results of operations or cash flow in any quarterly or annual reporting period.

Safety, Health and Environmental Matters

General

The Company is subject to extensive environmental, health and safety laws in the United States, the European Union (“EU”) and elsewhere at the international, national, state, and local levels. Many of these laws impose requirements relating to clean-up of contamination, and impose liability in the event of damage to human beings, natural resources or property, and provide for substantial fines, injunctions and potential criminal sanctions for violations. The products, including the raw materials handled, are also subject to rigorous industrial hygiene regulations and investigation. The nature of the Company’s operations exposes it to risks of liability for breaches of these laws and regulations as a result of the production, storage, transportation and sale of materials that can cause contamination or personal injury when released into the environment. Environmental laws are subject to change and have tended to become stricter over time. Such changes in environmental laws, or the enactment of new environmental laws, could result in materially increased capital, operating and compliance costs.

Safety, Health and Environmental Management Systems

The Company is committed to achieving and maintaining compliance with all applicable safety, health and environmental (“SHE”) legal requirements. The Company’s subsidiaries have developed policies and management systems that are intended to identify the SHE legal requirements applicable to their operations, enhance compliance with such requirements, ensure the safety of the Company’s employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although SHE legal requirements are constantly changing, these SHE management systems are designed to assist the Company in meeting its compliance goals and minimizing overall risk.

SHE Capital Expenditures

The Company may incur future costs for capital improvements and general compliance under SHE laws. For the year ended December 31, 2008, the capital expenditures for SHE matters totaled $28.1 million, excluding costs to maintain and repair pollution control equipment. For 2009, the Company estimates capital expenditures for compliance with SHE laws to be at similar levels; however, because capital expenditures for these matters are subject to changes in existing and new SHE laws, the Company cannot provide assurance that its recent expenditures will be indicative of future amounts required to comply with these laws.

Regulatory Developments

On June 1, 2007, the Registration, Evaluation and Authorization of Chemicals (“REACH”) legislation became effective in the EU. REACH requires manufacturers and importers of certain chemicals to register those chemicals, perform health and environmental risk analyses of those chemicals, and in certain instances, obtain authorizations for the use of the chemicals. Covered substances were pre-registered by December 31, 2008. REACH is expected to be implemented in three phases over the next eleven years based on known product hazards and/or volume of product in commerce. Under REACH, where warranted by a risk assessment, specified uses of some hazardous substances may be restricted. As a specialty chemicals company, it is possible that the Company is the only manufacturer of one or more substances to be regulated under REACH and thus could potentially bear the full cost of compliance with REACH for some or all of the Company’s products. The Company estimates it has approximately 350 products that are subject to REACH. The Company is taking steps to comply with REACH, which included the pre-registration of its products. The Company does not believe these costs will have a material impact on its results of operations, financial position or liquidity. In addition, it is possible that REACH may affect raw material supply, customer demand for certain products and the Company’s decision to continue to manufacture and sell certain products.

In addition, the Company is subject to the Homeland Security Agency’s regulations, which address chemical plant safety, the Kyoto Protocol, which relates to the emission of greenhouse gases and the European Union Integrated Pollution Prevention and Control Directive, which relates to environmental permitting programs for individual facilities.  The Company does not believe, based upon currently available information, that these regulations will have a material adverse impact on its results of operations, financial position or liquidity.

Remediation Liabilities

Environmental laws have a significant effect on the nature and scope of any clean-up of contamination at current and former operating facilities, the costs of transportation and storage of chemicals and finished products and the costs of the storage and disposal of wastes. In addition, “Superfund” statutes in the United States as well as statutes in other jurisdictions impose strict, joint and several liability for clean-up costs on the entities that generated waste and/or arranged for its disposal at contaminated third party sites, as well as the past and present owners and operators of contaminated sites. All responsible parties may be required to bear some or all clean-up costs regardless of fault, legality of the original disposal or ownership of the disposal site.

The following table provides a list of the Company’s present and former facilities with environmental contamination for which the Company has reserved for at December 31, 2008:

Country	Location	(a)	(b)	(c)	(d)	(e)
Brazil	Diadema			X
China	Shenzhen			X
Finland	Kipsikorpi				X
	Pori				X
France	Sens			X
Germany	Duisburg	X			X
	Hainhausen	X
	Ibbenbueren				X
	Marktredwitz		X
	Plochingen		X
	Stadeln	X	X
	Troisdorf	X	X	X
Italy	Turin			X
The Netherlands	Oss	X
United Kingdom	Barrow–in Furness	X
	Birtley			X
	Kidsgrove			X
United States	Beltsville, MD	X		X
	East St. Louis, IL			X
	Easton, PA	X
	Gonzales, TX				X
	Harrisburg, NC	X		X
	La Mirada, CA			X
	Laurens, SC		X
	Middletown, NY (formerly owned)			X		X
	New Johnsonville, TN		X	X
	Silver Peak, NV	X			X
	Sunbright, VA (facility closed)	X				X
	Valdosta, GA	X

(a)                The Company is currently operating groundwater monitoring and/or remediation systems at these locations.

(b)               The Company is currently operating groundwater monitoring and/or remediation systems at these locations for which prior owners or insurers have assumed responsibility.

(c)                The Company is currently conducting investigations into additional possible soil and/or groundwater contamination at these locations.

(d)               The Company has land restoration obligations relating to landfill activities or surface mining at these locations.

(e)                The Company is responsible for liabilities related to environmental matters at these closed facilities.

The Company is also responsible for environmental matters at some of its former off-site disposal locations owned by third parties. These sites are considered Superfund sites as defined by the EPA or state regulatory authority. The Company is a potentially responsible party or de minimis participant at the following Superfund locations: Casmalia, CA; Laurel, MD; Niagara Falls, NY; South Gate, CA; and Whittier, CA and has reserves for these matters totaling $0.3 million at December 31, 2008. In addition, the German environmental authorities recently notified the Company, along with a few other potentially responsible parties, of a potential remediation at a former site in Liebenau, Germany. The Company is currently in the process of gathering additional information regarding the site and cannot predict the potential scope of any such remediation.

Although the Company cannot provide assurances in this regard, the Company does not believe that these issues will have a material adverse effect on its business or financial condition, but may have a material adverse effect on the results of operations or cash flows in any given quarterly or annual reporting period. Nonetheless, the discovery of contamination arising from present or historical industrial operations at some of the Company’s or its predecessor’s former and present properties and/or at sites where the Company and its predecessor disposed wastes could expose the Company to cleanup obligations and other damages in the future.

Government Enforcement Proceedings and Civil Litigation

During the course of the Company’s business, the Company may receive notices of violation, enforcement and other complaints from regulatory agencies alleging non-compliance with applicable SHE laws. Currently, the Company is a party to a consent order with the Metropolitan Sewer District (“MSD”) in St. Louis, Missouri to reduce ammonia concentrations in wastewater discharge to a city treatment plant. MSD’s new National Pollution Discharge Elimination System (“NPDES”) permit required the Company to reduce the facility’s ammonia discharge by December 31, 2008. The Company has spent $2.2 million as of December 31, 2008 and expects to spend $2.4 million in total capital expenditures in connection with this matter.

During 2008, the Company’s Timber Treatment Chemicals subsidiary was cited by the U.S. EPA for failure to report hazardous material production quantities under the Toxic Substances Control Act - 2005 Inventory Update Rule.  The business has provided the required information; however, the business expects to pay a fine as a result of this violation. The Company does not believe, based upon currently available information, that this issue will have a material adverse impact on its results of operations, financial position or liquidity.

Environmental Reserves

The Company has established financial reserves relating to anticipated environmental cleanup obligations, site reclamation and remediation and closure costs, which are reviewed at least quarterly based on currently available information. Liabilities are recorded when potential liabilities are either known or believed to be probable and can be reasonably estimated. In the event that the Company establishes a financial reserve in connection with site remediation costs, the Company records a reserve for the estimated cost of the remediation, even though the costs of the remediation will likely be spread out over many years. The Company does not include unasserted claims in its reserves.

The Company’s liability estimates are based upon available facts, existing technology, indemnities from third parties, past experience and, in some instances, insurance recoveries where the remediation costs are being paid by its insurers, and are generated by several means, including State-mandated schedules, environmental consultants and internal experts, depending on the circumstances. On a consolidated basis, the Company has accrued $55.1 million and $40.7 million for known environmental liabilities as of December 31, 2008 and 2007, respectively, all of which were classified as other non-current liabilities in the Consolidated Balance Sheets.  The increase in the environmental reserve is primarily due to environmental liabilities assumed from the Titanium Dioxide Pigments venture that was completed in September 2008. The environmental liabilities assumed are subject to change upon the finalization of purchase accounting. Included in the $55.1 million as of December 31, 2008 is $21.4 million that is discounted using discount rates ranging from 5.0% to 7.5%, with the undiscounted amount of these reserves equaling $30.9 million. Included in the $40.7 million as of December 31, 2007 is $15.8 million that is discounted using discount rates ranging from 5.0% to 7.0%, with the undiscounted amount of these reserves equaling $22.5 million. In certain cases, the Company’s remediation liabilities are payable over periods of up to 30 years. At a number of the sites described above, the extent of contamination has not yet been fully investigated or the final scope of remediation is not yet determinable and could potentially affect the range. The Company estimates that the potential range for such environmental matters as of December 31, 2008 is from $55.1 million to $96.6 million. For the year ended December 31, 2008, the Company recorded charges of $2.9 million to increase its environmental liabilities and made payments of $2.4 million for clean-up and remediation costs, which reduced its environmental liabilities. For the year ended December 31, 2008, the recurring cost of managing hazardous substances for ongoing operations is $52.7 million.

The Company is obligated to undertake soil remediation at two facilities in Europe in the event manufacturing operations are discontinued there at some future date. In addition, in the event that manufacturing operations are discontinued at any of the Company’s other facilities with known contamination, regulatory authorities may impose more stringent requirements on the Company including soil remediation. The Company does not contemplate any such action occurring in the foreseeable future, as these facilities’ remaining lives are indefinite. Given the indeterminate useful life of these facilities and the corresponding indeterminate settlement date of any soil remediation obligations, the Company does not have sufficient information to estimate a range of potential settlement dates for its obligations. Consequently, the Company cannot employ a present value technique to estimate fair value and, accordingly, has not accrued for any environmental related costs to remediate soil at these facilities.

The Company believes these accruals are adequate based on currently available information. The Company may incur losses in excess of the amounts accrued; however, based on currently available information it does not believe the additional amount of potential losses would have a material effect on its results of operations or financial condition, but may have a material effect on the results of operations or cash flow in any given quarterly or annual reporting period. The Company does not believe that any known individual environmental matter would have a material effect on its results of operations or financial condition. The Company is unable to estimate the amount or range of any potential incremental charges should facts and circumstances change and may in the future revise its estimates based on new information becoming available.

Commitments

As of December 31, 2008, the Company has unconditional purchase obligations of $498.2 million primarily consisting of take-or-pay contracts to purchase goods and energy that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction.

These purchase obligations are expected to be incurred as follows: $227.2 million in less than one year, $153.4 million in two-three years, $33.7 million in four-five years and $83.9 million after five years. The Company has disclosed its contractual obligations as of December 31, 2008 in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” section.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Rockwood Holdings, Inc.

Princeton, New Jersey

We have audited the internal control over financial reporting of Rockwood Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting.  Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis.  Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2008 of the Company and our report, dated March 2, 2009 (August 24, 2009 as to the effects of the retrospective adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, as disclosed in Notes 1, 2, 14, and financial statement schedule listed in the Index at Item 15), expressed an unqualified opinion on those financial statements and financial statement schedule and included an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standard No. 157, Fair Value Measurements on January 1, 2008.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
March 2, 2009